Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

ICAD, INC.,

as Seller,

AND

INVIVO CORPORATION,

as Buyer

Dated as of December 16, 2016

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF ASSETS	1

1.1	Purchase and Sale of Assets	1
1.2	Assumed Liabilities	2
1.3	Closing	3
1.4	Transfer Documents	3
1.5	Consents of Third Parties	4
1.6	Shared Books and Records	4
1.7	Delivery of Acquired Assets	4
1.8	Further Assurances	5
1.9	Optional Assets	5
1.10	Retained Contracts	5

ARTICLE II	PURCHASE PRICE	6

2.1	Purchase Price	6
2.2	Closing Payment	6
2.3	Holdback Payments	6
2.4	Intentionally Omitted	6
2.5	Allocation of Purchase Price	6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	7

3.1	Organization and Good Standing of Seller	7
3.2	Authorization; Binding Obligation	7
3.3	Consents	8
3.4	No Violation	8
3.5	Title to and Condition of Acquired Assets; Sufficiency of Assets	8
3.6	Legal Proceedings	8
3.7	Compliance with Laws	9
3.8	Contracts	9
3.9	Intellectual Property	10
3.10	Regulatory Matters	14
3.11	Privacy	16
3.12	Product and Service Warranties	16
3.13	Books and Records; Disclosure	16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	17

4.1	Organization and Good Standing	17
4.2	Authorization; Binding Obligation	17
4.3	Consents	18
4.4	No Violation	18
4.5	Legal Proceedings	18

ARTICLE V	COVENANTS	19

5.1	Conduct of Business Pending Closing	19
5.2	Cooperation	19
5.3	Access to Information	19

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5.4	Notice of Certain Events	19
5.5	Public Announcements	20
5.6	No Solicitation of Other Proposals	20
5.7	Non-Competition, Non-Solicitation and Confidentiality	20
5.8	Mutual Post-Closing Cooperation	22
5.9	510(k) Notices	22
5.10	Use of Names	22
5.11	Existing License Agreement	22
5.12	Warranty Obligations for Pre-Closing Products	23
5.13	Recalls of Pre-Closing Products	23
5.14	Waiver of Consulting Agreement Restrictive Covenants	24

ARTICLE VI	CONDITIONS PRECEDENT TO CLOSING	24

6.1	Conditions to Obligation of Each Party	24
6.2	Additional Conditions to Obligations of Buyer	24
6.3	Additional Conditions to Obligations of Seller	25

ARTICLE VII	SURVIVAL; INDEMNIFICATION	26

7.1	Survival	26
7.2	Indemnification by Seller	26
7.3	Indemnification by Buyer	27
7.4	Indemnification Process	28
7.5	Right of Set-off	29
7.6	Indemnification Limitations	29
7.7	Fraud and Related Claims; Characterization of Payments	30
7.8	Knowledge and Investigation	30
7.9	Remedies Cumulative	30

ARTICLE VIII	TERMINATION, AMENDMENT, WAIVER AND EXPENSES	31

8.1	Termination	31
8.2	Procedure of Termination	31
8.3	Effect of Termination	31
8.4	Expenses	31
8.5	Amendment and Waiver	31

ARTICLE IX	MISCELLANEOUS	32

9.1	Entire Agreement	32
9.2	Assignment	32
9.3	Counterparts	32
9.4	Governing Law; Jurisdiction; Venue; Service of Process	32
9.5	Specific Performance	33
9.6	Interpretation	33
9.7	Severability	33
9.8	Notices	34
9.9	Representation by Counsel	35
9.10	Construction	35
9.11	Third Party Beneficiaries	35
9.12	Bulk Sales Law	35
9.13	Waiver of Jury Trial	36

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EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Cross-License Agreement
Exhibit C-1	Form of Consulting Agreement
Exhibit C-2	Form of Consulting Agreement

SCHEDULES:

Schedule 1.1(a)(i)	Acquired Intellectual Property
Schedule 1.1(a)(ii)	Excluded Intellectual Property
Schedule 1.1(d)	Acquired Books and Records
Schedule 1.1(e)	Approvals and Orders
Schedule 1.1(f)	Assigned Contracts
Schedule 1.1(h)	Tangible Assets
Schedule 1.6	Shared Books and Records
Schedule 5.7(c)	Remaining Employees
Schedule 6.2(d)	Third Party Approvals
Schedule I	Table of Definitions
Schedule II	Knowledge
Schedule III	Key Personnel

Disclosure Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 16, 2016, is made by and between iCAD, INC., a Delaware corporation (“Seller”), and INVIVO CORPORATION, a Delaware corporation (“Buyer”).

WHEREAS, Seller has developed and licensed to Buyer certain Intellectual Property relating to the VersaVue Software and the DynaCAD Product pursuant to the Existing License Agreement;

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller wishes to sell and convey to Buyer, and Buyer wishes to purchase from Seller, all right, title and interest in such Intellectual Property and related assets, and in connection therewith Buyer and Seller wish to terminate the Existing License Agreement;

WHEREAS, in connection with the transactions contemplated hereby, Seller and Buyer will enter into a Cross-License Agreement and a Transition Services Agreement, as described herein; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule I.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, deliver and relinquish to Buyer in perpetuity, free and clear of all Liens, all right, title and interest in and to, and only to, the Acquired Assets. As used in this Agreement, “Acquired Assets” means the following assets, properties, rights and interests:

(a) the VersaVue Software (and its predecessors) and the DynaCAD Product, all Intellectual Property associated therewith, including the Intellectual Property set forth on Schedule 1.1(a)(i), and all other Intellectual Property used in or that relates to that portion of Seller’s business to which the VersaVue Software and the DynaCAD Product relate (the “Business”), including all Intellectual Property developed pursuant to or in connection with the Existing License Agreement, and all files and disclosures relating to the foregoing and all goodwill associated with the foregoing, together with all claims against third parties for profits and all claims and Losses (including interest which may be imposed in connection therewith), including any such claims or Losses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any such Intellectual Property, together with the right to sue for, and collect the same, or to sue for injunctive relief, for Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives (all of the foregoing, collectively, the “Acquired Intellectual Property”), but excluding the Intellectual Property listed on Schedule 1.1(a)(ii) (the “Excluded Intellectual Property”);

(b) all rights to the information, materials, data and work product in respect of research and development activities conducted or being conducted in connection with the Acquired Intellectual Property;

(c) all inventory of the VersaVue Software and the DynaCAD Product as of the Closing Date (the “Inventory”) and all raw materials with respect thereto (including packaging, labels and similar supplies);

(d) all Books and Records that relate exclusively to, or are used exclusively in connection with, the Business or the Acquired Intellectual Property, including all of the materials identified on Schedule 1.1(d) (collectively, the “Acquired Books and Records”);

(e) all Approvals and Orders listed on Schedule 1.1(e), in each case to the extent their transfer is permitted by Law;

(f) all right, title and interest in, to and under all Contracts listed on Schedule 1.1(f) (collectively, the “Assigned Contracts”);

(g) all goodwill of the Business;

(h) all tangible personal property listed on Schedule 1.1(h) (the “Tangible Assets”); and

(i) all other assets, properties, rights and interests of every kind and nature whatsoever, whether tangible or intangible, wherever located, owned, used, held for use or developed for use by Seller or its Affiliates, that relate exclusively to, or are used exclusively in, the Business.

1.2 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume from Seller the obligations of Seller under the Assigned Contracts as and to the extent transferred to Buyer under Section 1.1(f), but only to the extent such obligations (a) are to be performed after the Closing and (b) do not arise from or relate to any breach or default by Seller of any provision of any of such Assigned Contracts or any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default thereof (the “Assumed Liabilities”). Buyer is not assuming and shall not have any liability or obligation whatsoever for any other Liabilities of Seller or any of its Affiliates (or any predecessors of Seller or any of its Affiliates) whatsoever, all of which will be retained and satisfied when due by Seller or any of its Affiliates, as applicable (collectively, the “Excluded Liabilities”). The disclosure of any Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of Buyer, except where such disclosed Liability has been expressly assumed by Buyer as an Assumed Liability pursuant to this Section 1.2.

1.3 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the later of (a) January 31, 2017 or (b) the third (3rd) Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by Seller and Buyer (the “Closing Date”). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by Seller and Buyer (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier).

1.4 Transfer Documents. At the Closing, in addition to the other deliverables contemplated by Article VI, the parties shall execute and deliver, or cause to be executed and delivered, the following documents (collectively, the “Transfer Documents”):

(a) Seller and Buyer shall execute and deliver to each other a bill of sale and assignment and assumption agreement in a form mutually agreeable to Buyer and Seller, pursuant to which Seller will assign and convey to Buyer the Acquired Assets and Buyer will assume from Seller the Assumed Liabilities;

(b) Seller shall execute and deliver to Buyer a patent assignment in a form mutually agreeable to Buyer and Seller, pursuant to which the Patents included in the Acquired Intellectual Property will be transferred and assigned to Buyer or an Affiliate thereof, as designated by Buyer;

(c) Seller shall execute and deliver to Buyer a trademark assignment in a form mutually agreeable to Buyer and Seller, pursuant to which the Trademarks included in the Acquired Intellectual Property will be transferred and assigned to Buyer or an Affiliate thereof, as designated by Buyer;

(d) Seller shall execute and deliver to Buyer a copyright assignment in a form mutually agreeable to Buyer and Seller, pursuant to which the Copyrights included in the Acquired Intellectual Property will be transferred and assigned to Buyer or an Affiliate thereof, as designated by Buyer;

(e) Seller and Buyer shall execute and deliver to one another the Transition Services Agreement between Seller and Buyer in substantially the form of Exhibit A (the “Transition Services Agreement”);

(f) Seller and Buyer (or an Affiliate of Buyer) shall execute and deliver to one another the Software Cross-License Agreement between Seller and Buyer (or an Affiliate of Buyer) in substantially the form of Exhibit B (the “Cross-License Agreement”) (for the avoidance of doubt, the Cross-License Agreement shall apply solely with respect to the Intellectual Property set forth therein and shall not apply to any Intellectual Property not explicitly licensed to Seller or Buyer thereunder); and

(g) Seller will execute and deliver all such other bills of sale, assignments, endorsements, Intellectual Property right assignments, trade name assignments, domain name assignments, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to Buyer, as Buyer reasonably shall deem necessary or appropriate to vest in or confirm to Buyer (or an Affiliate of Buyer) full and complete right, title and interest in and to all of the Acquired Assets.

1.5 Consents of Third Parties. Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of Buyer thereunder or would violate any applicable Law. If any such consent has not been obtained as of the Closing Date and Buyer in its sole discretion nevertheless determines to proceed with the Closing, Buyer may waive the closing condition that such consent be delivered at the Closing, and Seller shall use its commercially reasonable efforts to obtain such consent following the Closing, and Buyer shall provide commercially reasonable cooperation to Seller in seeking to obtain any such consent. Seller shall pay and discharge any and all out-of-pocket costs or expenses of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. If any Assigned Contract is not transferred to Buyer at the Closing pursuant to this Agreement, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer all of the benefits of such Assigned Contract until such consent has been obtained. Nothing in this Section 1.5 shall be deemed to modify in any respect any of Seller’s representations or warranties set forth herein or the conditions to Buyer’s obligations contained in Article VI, be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Acquired Assets or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.6 Shared Books and Records. In addition to the Acquired Books and Records, Buyer shall also be entitled to receive, and Seller shall provide to Buyer in accordance with the terms of this Agreement and the Transition Services Agreement, copies of all other Books and Records that relate to, or are used in connection with, the Business or the Acquired Intellectual Property, including the materials described on Schedule 1.6 (the “Shared Books and Records”). Further, from and after the Closing, Seller shall, upon reasonable advanced notice, provide Buyer and its Representatives reasonable access, during normal business hours, to the Shared Books and Records. Buyer and its Affiliates shall have the non-exclusive right to use the Shared Books and Records following the Closing.

1.7 Delivery of Acquired Assets.

(a) Any of the Acquired Assets (including the Acquired Books and Records, to the extent in electronic form) or Shared Books and Records that exist in electronic form will be delivered electronically to Buyer at or promptly following the Closing. Any Acquired Books and Records or Shared Books and Records that exist in electronic format will be transferred in their native, electronic format. Promptly following any electronic transmission, Seller shall execute and deliver to Buyer a written certificate containing the following information: (i) the date of transmission; (ii) the name of the individual who made the transmission; and (iii) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

(b) Without limiting Buyer’s obligations pursuant to Section 1.7(a), Seller will deliver all other Acquired Assets (including the Acquired Books and Records, to the extent in paper format) and copies of all Shared Books and Records that exist in paper format to Buyer at or promptly following the Closing to such location or locations as specified by Seller at least two (2) Business Days prior to Closing, in each case without limiting Seller’s obligations pursuant to Section 1.7(a)).

1.8 Further Assurances. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Seller and its Affiliates shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and shall take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title in and to, the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Further, if at any time following the Closing, Seller shall receive any payment in respect of any Assigned Contract, Seller shall hold such payment in constructive trust for the benefit of Buyer and shall promptly remit such payment to Buyer without offset or deduction.

1.9 Optional Assets. To the extent that Seller or Buyer discovers, prior to the Closing Date or during the eighteen (18) month period following the Closing Date, any asset, property, right or Contract (other than any asset, property, right or Contract of a type described in Section 1.1(a)) used or held for use by Seller in connection with the Business, including the development, manufacture, license or sale of the Acquired Intellectual Property (other than the Excluded Intellectual Property), but that was not transferred or assigned to Buyer as an Acquired Asset (each an “Optional Asset”), then the discovering party shall provide written notice to the other party identifying such Optional Asset within ninety (90) days of discovery (an “Optional Asset Notice”). If Buyer desires to accept the transfer of such Optional Asset, then (a) Buyer shall give written notice thereof to Seller within thirty (30) days after delivery of the Optional Asset Notice relating to such Optional Asset and (b) promptly following receipt of such notice, Seller shall, without further consideration, and subject to the receipt of any applicable consents of third parties, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from any Liens, all right, title and interest of Seller or any of its Affiliates in and to such Optional Asset. Buyer and Seller shall cooperate and promptly execute and deliver any instruments of transfer or assignment reasonably requested by Buyer to effect such transfer and assignment to Buyer. If Buyer fails to deliver to Seller notice of its intent to accept the transfer of such Optional Asset within such thirty (30)-day period, then such Optional Asset will be considered an Excluded Asset hereunder. The Parties acknowledge and agree that the giving of notice or the transfer of any Optional Asset under this Section 1.9 shall not in itself constitute a breach of Section 3.5 of this Agreement.

1.10 Retained Contracts. The parties acknowledge that Seller and/or its Subsidiaries are parties to Contracts that are not being assigned to Buyer hereunder at the Closing that contain non-disclosure, non-solicitation, non-competition, assignment of inventions and/or similar provisions (each, a “Restrictive Provision”) in favor of, or that benefit, in whole or in part, the Business (collectively, the “Retained Business Contracts”). For a period of three (3) years after the Closing, (i) upon the request of Buyer, Seller shall provide copies of all Retained Business Contracts to Buyer and (ii) if Buyer or Seller discovers a breach of any Restrictive Provision by a Person subject to such Restrictive Provision (Seller shall provide written notice to Buyer of any such breach promptly after its discovery thereof), Seller shall, or shall cause its Subsidiaries to, upon the written request of Buyer, assign to Buyer any rights under such Restrictive Provision without further consideration; provided, however, that any such assignment need not be exclusive unless failure of such assignment to be exclusive would impair Buyer’s rights under such Restrictive Provision following such assignment; and provided, further, if in the judgment of Buyer any such assignment would constitute a breach thereof or would be ineffective, would affect adversely the rights of Buyer under such Restrictive Provision or would violate or be unenforceable under any applicable Law, then Seller shall, and shall cause its Subsidiaries to, (A) use commercially reasonable efforts to obtain any requisite consent to assignment if requested by Buyer and (B) if such consent is not obtained or if Buyer elects not to have such Restrictive Provision assigned for any of the reasons set forth in the foregoing proviso, take any and all commercially reasonable action necessary to enforce such Restrictive Provision on behalf of Buyer at the direction and cost of Buyer. If Seller or any of its Subsidiaries is required to enforce a Restrictive Provision in accordance with the foregoing clause (B), the parties shall work in good faith to establish reasonable processes governing the obligations of Seller and the cooperation between the parties with respect thereto.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable for the Acquired Assets shall be the sum of (a) the Closing Payment plus (b) the Initial Holdback Payment, if any, and the Final Holdback Payment, if any, payable in accordance with Section 2.3.

2.2 Closing Payment. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay to Seller the Closing Payment in cash by wire transfer of immediately available U.S. funds in accordance with the wire transfer instructions delivered to Buyer in writing at least two (2) Business Days prior to the Closing.

2.3 Holdback Payments. Within five (5) Business Days following the Initial Holdback Payment Date, Buyer shall deliver to Seller the Initial Holdback Payment, if any. Within five (5) Business Days following date of the final determination (in accordance with Article VII) of all claims to which the Initial Holdback Reserve relates, Buyer shall deliver to Seller the Final Holdback Payment, if any.

2.4 Intentionally Omitted.

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in the manner to be mutually agreed to by the parties prior to the Closing

(the “Allocation Methodology”). Buyer and Seller and their respective Affiliates shall file all tax returns (including IRS Form 8594) consistent with the Allocation Methodology (as reasonably adjusted to account for events occurring after the determination of the allocation of the Purchase Price), and none of Buyer, Seller or their respective Affiliates shall take any Tax position inconsistent with the Allocation Methodology unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed by Seller in the disclosure schedule, dated as of the date hereof and delivered by Seller to Buyer (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer that the representations and warranties contained in this Article III are true, complete and correct as of the date hereof and as of the Closing Date.

3.1 Organization and Good Standing of Seller. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authorization; Binding Obligation. Seller has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any Related Agreement, and to perform each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Related Agreement, the performance of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of Seller and no other corporate proceedings on Seller’s part are necessary to authorize this Agreement or any Related Agreement or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by Seller, and each Related Agreement, when executed and delivered by Seller, is or will be duly and validly executed and delivered by Seller, and this Agreement and each Related Agreement constitutes or will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Consents. Except as set forth in Schedule 3.3 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Seller do not, and the performance of this Agreement, the Related Agreements and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Seller shall not, require Seller to provide notice to, obtain any consent of or take any other action in respect of any Person or obtain Approval of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority.

3.4 No Violation. Except as set forth in Schedule 3.4 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Seller do not, and the performance of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Seller will not, (a) conflict with, violate or breach the Organizational Documents of Seller, (b) conflict with or violate any Law or Order applicable to Seller or by which it or any of the Acquired Assets is bound or affected, (c) conflict with or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or impair the rights of Seller or alter the rights or obligations of any third party under, or result in or give to others any rights of termination, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Contract or other instrument or obligation to which Seller is a party or is otherwise bound, or any Approval to which Seller is a party or by which Seller, the Acquired Assets are bound or affected, or (d) result in any Person being provided with access, through an escrow or otherwise, to source code of any Software included in the Acquired Assets.

3.5 Title to and Condition of Acquired Assets; Sufficiency of Assets.

(a) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Acquired Assets, free and clear of all Liens. Seller has the power and the right to sell, assign and transfer, Seller will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement Buyer will acquire, good, valid, exclusive and marketable title to all of the Acquired Assets, free and clear of all Liens. This Section 3.5(a) shall not be construed as a representation or warranty regarding Acquired Intellectual Property or any Licensed Intellectual Property, which will be addressed solely by Section 3.9.

(b) All tangible assets and personal property included in the Acquired Assets have been maintained in accordance with normal industry practice and are in operating condition and repair, subject to ordinary wear and tear.

(c) The Acquired Assets, together with the Excluded Intellectual Property, comprise all assets, properties, rights and Contracts used or held for use by Seller in connection with the operation of the Business, including the development, manufacture, license, offer for sale and sale of the Acquired Intellectual Property, which are all of the assets, properties, rights and Contracts necessary for Buyer to operate the Business and develop, manufacture, license, offer for sale and sell the Acquired Intellectual Property following the Closing in the manner in which the Business was, during the four (4)-year period preceding the date hereof, and is currently operated and the Acquired Intellectual Property was, during the four (4)-year period preceding the date hereof, and is currently developed, manufactured, licensed, offered for sale and sold.

3.6 Legal Proceedings.

(a) Except as set forth on Schedule 3.6(a) of the Disclosure Schedule, there is no Action pending or, to the Knowledge of Seller, threatened by or against Seller or any of its officers, directors or employees (in their capacities as such) involving, relating to or affecting any of the Acquired Assets, and Seller has not received any written or, to Seller’s Knowledge, oral claim, complaint, incident, report, threat or notice of any such Action. There is no such Action pending or threatened against any other Person by Seller.

(b) Schedule 3.6(b) of the Disclosure Schedule sets forth all Actions within the past four (4) years involving, relating to or affecting any of the Acquired Assets that are no longer pending (the “Prior Actions”). To the Knowledge of Seller, all of the Prior Actions have been concluded in their entirety. Seller has made available to Buyer all material formal written communications relating to the Prior Actions between Seller and a Governmental Authority and any Orders related thereto.

(c) To the Knowledge of Seller, there are no outstanding Orders against Seller involving, relating to or directly affecting the Acquired Assets, and Seller is not in default with respect to any such Order of which it has knowledge or was served upon it.

3.7 Compliance with Laws. Except as set forth on Schedule 3.7(i) of the Disclosure Schedule, Seller has complied in all material respects during the four (4) years prior to the date hereof and is in compliance in all material respects with all Laws applicable to, involving or affecting any of the Acquired Assets, including product liability Laws. Except as set forth on Schedule 3.7(ii) of the Disclosure Schedule, in the four (4) years prior to the date hereof, Seller has not received any written or, to Seller’s Knowledge, oral notice to the effect that, or, to Seller’s Knowledge, otherwise been advised that, Seller is not in compliance with any such Laws, and to the Knowledge of Seller, there exists no event, condition or occurrence that constitutes noncompliance with any such Law in any material respect, and to the Knowledge of Seller, no investigation or review by any Governmental Authority with respect to any Acquired Assets is pending or, to the Knowledge of Seller, threatened, nor has any Governmental Authority indicated in writing or, to Seller’s Knowledge, orally an intention to conduct the same.

3.8 Contracts. Seller is not in breach or default under the terms of any Assigned Contract, and to the Knowledge of Seller there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default, nor has Seller received any notice of any breach or default or alleged breach or default under any Assigned Contract. To the Knowledge of Seller, no other party to any Assigned Contract is in breach or default under the terms thereof, and, to the Knowledge of Seller, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has Seller received any notice of any breach or default by any such party. The Assigned Contracts are in full force and effect and are valid and binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto. Seller has not received any notice from any other party to an Assigned Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of Seller, is there any basis therefor. Seller has delivered to Buyer complete and accurate copies of all Assigned Contracts, including all amendments and other changes thereto. This Section 3.8 shall not be construed as a representation or warranty regarding any IP Agreements, which will be addressed solely by Section 3.9, regardless of whether such IP Agreements are listed on Schedule 1.1(f).

3.9 Intellectual Property.

(a) Schedule 3.9(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Patents, Trademarks (including unregistered Trademarks), Internet domain names and registered Copyrights included in the Acquired Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and status (including the next action or payment and date due). All registered and applied for Trademarks, Patents and Copyrights included in the Acquired Intellectual Property that are currently pending are in compliance with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits with respect to Patents), are valid and enforceable, have not been adjudged to be invalid or unenforceable in whole or in part, and are not subject to any fees, responses or actions falling due within ninety (90) days after the Closing Date. To the Knowledge of Seller, Seller and its Affiliates have complied with their respective duties of disclosure to the United States Patent and Trademark Office, and to any foreign office having a similar such requirement in connection with the Acquired Intellectual Property. During the four (4)-year period prior to the Closing Date, no Trademark included in the Acquired Intellectual Property has been or is now involved in any cancellation proceeding before the United States Patent and Trademark Office or any similar foreign authority and, to the Knowledge of Seller, no such Action is threatened with respect to any of such Trademarks. During the four (4)-year period prior to the Closing Date, to the Knowledge of Seller, there has been no prior use of any Trademarks included in the Acquired Intellectual Property by any Person that would confer upon such Person superior rights in such Trademarks. Except as set forth on Schedule 3.9(a)(ii) of the Disclosure Schedule, no Patent included in the Acquired Intellectual Property has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding before the United States Patent and Trademark Office or any similar foreign authority, and Seller has not received any written or, to the Knowledge of Seller, oral notice threatening the commencement of any such proceeding. No Copyright registration or copyrightable work included in the Acquired Intellectual Property has been or is now involved in any litigation. To the Knowledge of Seller, there are no (i) Trademarks of any third party potentially conflicting with the Trademarks included in the Acquired Intellectual Property, or (ii) Patents of any third parties potentially interfering with the Patents included in the Acquired Intellectual Property.

(b) Schedule 3.9(b)(A) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts relating to Acquired Intellectual Property, including all license agreements granting any right to use or practice any rights under any Acquired Intellectual Property, other than the Existing License Agreement, the Contracts set forth in Schedule 1.1(a)(ii) and off-the shelf, shrink-wrapped or “click to accept” software licenses or other licenses to generally commercially available software obtained in the ordinary course of business (“Licensed Intellectual Property”), whether Seller or any of its Affiliates is the licensee or licensor thereunder, to which Seller or any of its Affiliates is a party or otherwise bound (collectively, the “IP Agreements”), indicating for each the title, the parties and the date executed. Except as set forth on Schedule 3.9(b)(B) of the Disclosure Schedule, with respect to each IP Agreement, subject to Section 6.2(f), (i) the IP Agreement is valid and binding and in full force and effect and represents the entire understanding between the respective parties with respect to the subject matter of such IP Agreement; (ii) the IP Agreement will remain valid and binding and in full force and effect on terms identical to those currently in effect following the consummation of the transactions contemplated by this Agreement; (iii) (a) neither Seller nor any of its Affiliates is in breach or default under the terms of the IP Agreement and, to the Knowledge of Seller, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default and (b) Seller has not received any written or, to the Knowledge of Seller, oral notice of any breach or default or alleged breach or default under such IP Agreement; (iv) (a) to the Knowledge of Seller, no other party to such IP Agreement is in breach or default under the terms thereof and there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party and (b) Seller has not received any written or, to the Knowledge of Seller, oral notice of any breach or default by any such party; (v) Seller has not received any written or, to the Knowledge of Seller, oral notice from any other party to the IP Agreement of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of Seller, is there any basis therefor; and (vi) no consent of, or notice to, any third party is required under the IP Agreement as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of such IP Agreement will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. Seller has delivered to Buyer complete and accurate copies of all IP Agreements, including all amendments and other changes thereto.

(c) Except as set forth on Schedule 3.9(c)(i) of the Disclosure Schedule, Seller is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to the Acquired Intellectual Property, and the Acquired Intellectual Property is free and clear of any covenants not to sue, Liens, joint ownership rights, obligations and duties, Orders and any determination of an arbiter. Except as set forth on Schedule 3.9(c)(i) of the Disclosure Schedule, Seller has the right to use the Licensed Intellectual Property in accordance with the terms and conditions of the applicable IP Agreements. (For the avoidance of doubt, the foregoing sentences will not be construed as representations or warranties regarding Intellectual Property infringement or misappropriation matters, which will be addressed solely by Section 3.9(e).) Seller has not used any Licensed Information (as defined in Schedule 3.9(c)(ii) of the Disclosure Schedule) in connection with the operation of the Business, including the development, manufacture, license, offer for sale or sale of the Acquired Intellectual Property.

(d) Except as set forth on Schedule 3.9(d)(i) of the Disclosure Schedule, no royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Acquired Intellectual Property. Except as set forth on Schedule 3.9(d)(i) of the Disclosure Schedule, all inventions, discoveries, Trade Secrets, ideas and works included in the Acquired Intellectual Property, whether or not patented or patentable or otherwise protectable under Law, were created, prepared, developed or conceived by employees or independent contractors of Seller or any of its Affiliates and were either created, prepared, developed or conceived by (i) employees within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to Seller or an Affiliate thereof pursuant to enforceable written agreements. Except as set forth on Schedule 3.9(d)(ii) of the Disclosure Schedule, none of the Acquired Intellectual Property is involved in any inventorship challenge, interference, reexamination, conflict, nullity or opposition proceeding, and there has been, to the Knowledge of Seller, no threat to Seller that any such proceeding will hereafter be commenced.

(e) The Acquired Intellectual Property does not infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other similar rights of any other Person, the use of the Acquired Intellectual Property does not constitute unfair trade practices and there is no Action pending or, to the Knowledge of Seller, threatened alleging that any Acquired Intellectual Property infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other similar rights of any other Person, nor is Seller aware of any basis for such a claim. Except as set forth in Schedule 3.9(e)(i) of the Disclosure Schedule, in the four (4) years prior to the Closing Date, Seller has not received any written or, to the Knowledge of Seller, oral notice of any allegation that any Acquired Intellectual Property infringes upon, violates, misappropriates or makes unlawful use of any Intellectual Property or other similar rights of any other Person, nor is Seller aware of any basis for such a claim. To the Knowledge of Seller, no Person is misappropriating, infringing, violating or making unlawful use of any Acquired Intellectual Property, nor is Seller aware of any basis for such a claim. Except as set forth in Schedule 3.9(e)(i) of the Disclosure Schedule, in the four (4) years prior to the Closing Date, neither Seller nor any of its Affiliates has threatened to bring and neither Seller nor any of its Affiliates has brought any Action regarding the ownership, use, validity or enforceability of any Acquired Intellectual Property.

(f) Except as set forth on Schedule 3.9(f) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of Seller’s or any of its Affiliates’ ownership or other rights in and to any of the Acquired Intellectual Property or under any of the IP Agreements, require Seller or any of its Affiliates to grant to any third party any right to any Acquired Intellectual Property or obligate Seller or any of its Affiliates to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Acquired Intellectual Property.

(g) Schedule 3.9(g)(i) of the Disclosure Schedule lists all Software included in the Acquired Intellectual Property (the “Acquired Software”) and indicates whether such Software is subject to an escrow agreement or IP Agreement and, if so, indicates where such Software is held in escrow and identifies such IP Agreement. Except as set forth on Schedule 3.9(g)(ii) of the Disclosure Schedule, Seller is the sole and exclusive owner of, or has the right to use, all software development tools, library functions, compilers, and other software included in the Acquired Software (which, for the avoidance of doubt, shall not include the Excluded Intellectual Property). Except as set forth on Schedule 3.9(g)(ii) of the Disclosure Schedule, in the four (4) years prior to the Closing Date, (i) no rights in the Acquired Software have been transferred or assigned to any third party (other than licenses granted in the ordinary course of business in connection with the sale of the Seller’s or its Affiliates’ products), and (ii) no licenses or rights (including contingent rights) have been granted by Seller to any Person to access, use or distribute any source code of any owned Acquired Software. Except as set forth on Schedule 3.9(g)(ii) of the Disclosure Schedule, (a) Seller has maintained and protected all owned Acquired Software (including all source code and system specifications) with proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property contained therein or relating thereto, and (b) none of the source code of any owned Acquired Software has been published, disclosed or delivered to any Person by Seller or any of its Affiliates or any of their Representatives. All Acquired Software is free from any material software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner and the applications can be compiled from their associated source code without undue burden. Seller has delivered to Buyer all required documentation that exists relating to the use, maintenance and operation of the Acquired Software. Seller maintains its Source Code Materials for all versions of the Acquired Software that are currently supported by Seller to the extent such Source Code Materials exist. With the exception of the Excluded Intellectual Property, the Source Code Materials or the applicable documentation (to the extent such Source Code Materials and documentation exist) contain all of the tangible embodiments of the material know-how, materials and information that Seller and its Affiliates use to develop, maintain, support, compile and deploy all versions of the Acquired Software that are currently supported by Seller. The Acquired Software does not contain programming code or instructions constructed with the ability or intent to damage, interfere with, or otherwise adversely affect computer programs, data files or hardware, and does not contain any disabling code that will activate on a predetermined date or that can be remotely activated by Seller or any third party.

(h) Neither Seller nor any of its Affiliates has used Open Source Materials that create, or purport to create, obligations for Seller or any of its Affiliates with respect to the Acquired Assets or grant, or purport to grant, to any third party, any rights or immunities under any Acquired Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other Software incorporated into, derived from or distributed with the Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

(i) Except as set forth on Schedule 3.9(i) of the Disclosure Schedule, all of the copyrightable materials incorporated in, underlying or used with the Acquired Assets have been created or authored by employees of Seller or its Affiliates within the scope of their employment by Seller or its Affiliates or by independent contractors of Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to Seller. Except with respect to the Existing License Agreement and independent contractors of Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to Seller, no portion of such copyrightable material was jointly developed with any third party.

(j) Seller and its Affiliates have taken all reasonable steps in accordance with normal industry practice to protect the Acquired Intellectual Property, including all rights in confidential information and Trade Secrets included in the Acquired Intellectual Property. Except pursuant to enforceable confidentiality obligations in favor of Seller, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the Acquired Intellectual Property. To the Knowledge of Seller, no current or former employee, consultant, contractor or potential partner or investor of Seller or any of its Affiliates is in unauthorized possession of any of the confidential information, Trade Secrets or Software included in the Acquired Intellectual Property.

3.10 Regulatory Matters.

(a) Schedule 3.10(a)(i) of the Disclosure Schedule contains a correct and complete list of all Approvals currently held by Seller with respect to the Acquired Assets (the “Governmental Approvals”), which are all the Approvals that are necessary for the ownership, operation, design, development, testing, marketing, sale or use of the Acquired Intellectual Property as and to the extent such activities are currently conducted by Seller. Each Governmental Approval is valid and in full force and effect, no Governmental Approval is subject to any Lien, limitation, restriction, probation or other qualification, and there is no material default under any Governmental Approval or, to the Knowledge of Seller, any event, condition or occurrence that could reasonably be expected to form the basis for the assertion of any such default. There is no Action pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in the termination, cancellation, modification, non-renewal, revocation, limitation, suspension, restriction or impairment of any Governmental Approval or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Governmental Approval nor, to the Knowledge of Seller, is there any event, condition or occurrence that could reasonably be expected to form the basis therefor. Seller is in compliance in all material respects with the terms and conditions of each Governmental Approval. Seller has, and for the four (4) years prior to the date hereof has had, all Approvals and Orders that are or were necessary in order to own and operate the Acquired Assets.

(b) Except as set forth on Schedule 3.10(b)(ii) of the Disclosure Schedule, with respect to the Acquired Assets, Seller (i) is and has been for the five (5) years prior to the date hereof in compliance in all material respects with all Laws, including those administered by the United States Food and Drug Administration (“FDA”) and similar Governmental Authorities, applicable to the ownership, testing, development, manufacture, packaging, distribution, marketing, labeling, promotion, sale, import or export of the Acquired Intellectual Property and all applicable standards issued by a Governmental Authority and having the effect of Law that govern good manufacturing and clinical practice (collectively, “Applicable Laws”); (ii) has not received in the four (4) years prior to the date hereof any warning letter or other correspondence or written or, to the Knowledge of Seller, oral notice from the FDA or any other Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any Governmental Approvals; (iii) has not received written or, to the Knowledge of Seller, oral notice of any Action from any Governmental Authority or other Person alleging a violation by Seller of any Applicable Laws or Governmental Approvals and has no knowledge that any such Governmental Authority or Person is considering any such Action; (iv) has not received written or, to the Knowledge of Seller, oral notice that the FDA or any other Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Governmental Approvals and has no knowledge that any such Governmental Authority or Person is considering any such Action; (v) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Governmental Approvals and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); (vi) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any safety alert, post-sale warning, recalls or other notice or action relating to any Acquired Intellectual Property or any alleged product defect or violation with respect thereto and, to the Knowledge of Seller, no Person has initiated, conducted or intends to initiate any such notice or action; and (vii) has not, and none of its employees or Representatives has, made an untrue statement of material fact or fraudulent statement to the FDA or similar Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or similar Governmental Authority in connection with the Acquired Intellectual Property.

(c) Seller has made available, and prior to the Closing will deliver to Buyer, a true and correct copy of each of the following with respect to the last four (4) calendar years and the period from January 1, 2016 to the date hereof: (i) the numbers of all 510(k)s and premarket approval applications submitted to the FDA or similar applications submitted to other Governmental Authorities in connection with the Acquired Intellectual Property; (ii) all justifications by Seller or any of its Affiliates or any of their respective predecessors for not filing a 510(k) or similar filing for a change or modification to a marketed device in connection with the Acquired Intellectual Property; (iii) all premarket notification submissions (including 510(k)s) relating to the Acquired Intellectual Property and copies of all correspondence, including e-mails and records of conversations with the FDA, including all substantially equivalent or not substantially equivalent letters received by Seller or its Affiliates or any of their respective predecessors in connection with the Acquired Intellectual Property; (iv) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA and Seller or its Affiliates or any of their respective predecessors as they relate to 510(k) or similar submissions in connection with the Acquired Intellectual Property, including requests for additional information and responses thereto, and compliance matters; (v) all management review reports, management review actions, and management review follow activity relating to the Acquired Intellectual Property; (vi) all documents in response to FDA regulatory action(s) relating to the Acquired Intellectual Property, including all documents showing corrective actions undertaken by Seller or any of its Affiliates or any of their respective predecessors in response to FDA regulatory action(s); (vii) all FDA reports of inspection (Establishment Inspection Reports and Form FDA 483s) or analogous documents from other Governmental Authorities, including foreign Governmental Authorities, in connection with the Acquired Intellectual Property; (viii) all MedWatch forms received by Seller or its Affiliates or any of their respective predecessors for the Acquired Intellectual Property; (ix) all written reports of QSR audits of Seller or any of its Affiliates or any of their respective predecessors and their suppliers in Seller’s or its Affiliates’ possession or control in connection with the Acquired Intellectual Property; (x) all information and documents pertaining to the Acquired Intellectual Property required under FDA’s Regulations pertaining to complaints, medical device reports, and removals and corrections, including complaint files, corrective and preventive actions, adverse event files, all medical device reports and vigilance reports filed by Seller or any of its Affiliates or any of their respective predecessors, and correction and removal records and reports; (xi) for Acquired Intellectual Property, design history files, including design and development planning, design input and output, design review, design verification and validation, including software validation and risk analysis where appropriate, design transfer and design changes; and (xii) all documents and communications in Seller’s or its Affiliates’ possession (including written correspondence, telephone notes, memoranda, meeting notes or minutes reflecting oral communications, between Seller or any of its Affiliates or any of their respective predecessors and any Governmental Authority) that pertain to any recall of the Acquired Intellectual Property, including health hazard evaluations, recall strategies, public warnings, customer communications, effectiveness checks, status reports and termination letters. Seller has made available, and prior to the Closing Date will deliver, to Buyer a true and correct copy of all product labeling and advertising currently in use, including that posted on Seller’s or any of its Affiliates’ websites and in Seller’s or any of its Affiliates’ user’s manuals.

(d) With respect to the Acquired Assets, Seller has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overly or covertly, in cash or kind for the purpose of inducing any referral which violated any applicable anti-kickback Law, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any applicable state anti-kickback Laws or foreign Laws with similar effect or purpose.

(e) Neither Seller nor any of its Affiliates has been required to file any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or hazards with respect to the Acquired Intellectual Property or any services performed by Seller or any of its Affiliates in connection therewith, and, to the Knowledge of Seller, there exist no grounds for the recall of the Acquired Intellectual Property. The Acquired Intellectual Property contains and presents warnings in compliance with the applicable requirements under the Existing License Agreement. There are no statements, citations or decisions by any Governmental Authority declaring the Acquired Intellectual Property defective or unsafe nor, to the knowledge of Seller, is there any fact or circumstance that could reasonably be expected to be a basis for such a statement, citation or decision. The Acquired Intellectual Property does not fail to meet any standards promulgated by any applicable Governmental Authority that have the effect of Law. Except as set forth on Schedule 3.10(b) of the Disclosure Schedule, there have been no recalls ordered by any Governmental Authority with respect to the Acquired Intellectual Property, nor, to the knowledge of Seller, is there any fact or circumstance that could reasonably be expected to be a basis for such a recall.

3.11 Privacy. The use and dissemination by Seller of any Personal Data included in the Acquired Assets is in compliance in all material respects with Seller’s privacy policies and terms of use, all applicable Law (including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, California Computer Security Breach Act (Cal. Civ.

Code §§ 1798.29, 1798.80 - 1798.84), California Assembly Bill 1950 (Cal. Civ. Code § 1798.81.5), Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth (201 CMR 17.00), and the Personal Information Protection and Electronic Documents Act) and each Acquired Contract. To the Knowledge of Seller, there have been no security breaches relating to, or violations of, any security policy or related Law regarding, or any unauthorized access disclosure, or use of, any data or information used by Seller in connection with the Acquired Assets, including Personal Data, nor has Seller received notice of any such breach, violation, disclosure or use. No Person has commenced any Action relating to Seller’s information privacy or data security practices, or to the knowledge of Seller, threatened any such Action or made any complaint, investigation or inquiry relating to such practices.

3.12 Product and Service Warranties. There exist no express product or service warranties or guarantees, whether written or oral, with respect to the Acquired Intellectual Property other than those warranties and guarantees provided to Buyer and end users of the Acquired Intellectual Property pursuant to the Existing License Agreement. No product or service warranty or similar claims have been made against Seller or any of its Affiliates with respect to the Acquired Intellectual Property.

3.13 Books and Records; Disclosure. The books and records of Seller which have been delivered or made available to Buyer in connection with the transactions contemplated hereby are complete and accurate in all material respects. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to Buyer by or on behalf of Seller pursuant to the terms of this Agreement, including the Related Agreements, knowingly contains or will contain any untrue statement of a material fact or knowingly omits or will omit to state a material fact necessary, including with respect to the Acquired Assets or the Assumed Liabilities, in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the representations and warranties contained in this Article IV are true, complete and correct as of the date hereof and as of the Closing Date.

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization; Binding Obligation. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or any Related Agreement to which it is, or will become, a party or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by Buyer, and each Related Agreement to which Buyer is a party, when executed and delivered by Buyer, is or will be duly and validly executed and delivered by Buyer, and this Agreement constitutes, and each Related Agreement to which Buyer is or will become a party when executed and delivered by Buyer constitutes or will constitute, a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Consents. The execution and delivery by Buyer of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement, the Related Agreements to which Buyer is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, require Buyer to provide notice to, obtain any Approval of or take any other action in respect of any Person or obtain consent of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority.

4.4 No Violation. The execution and delivery by Buyer of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer do not, and the performance of this Agreement, the Related Agreements to which Buyer is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer will not, (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer or (c) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any material Contract to which Buyer is a party, in any case, except where such conflict or breach would not reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

4.5 Legal Proceedings. There is no Action pending or, to the knowledge of Buyer, threatened by or against or affecting Buyer that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (b) otherwise prevent Buyer from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

ARTICLE V

COVENANTS

5.1 Conduct of Business Pending Closing.

(a) Between the date hereof and the Closing Date, or the earlier termination of this Agreement, Seller shall (i) preserve intact the Acquired Assets; (ii) use its commercially reasonable efforts to keep available the services of the Key Personnel; (iii) use its commercially reasonable efforts to maintain in effect the Assigned Contracts; and (iv) maintain in effect the Governmental Approvals and Licensed Intellectual Property in accordance with the terms thereof and renew any Governmental Approval and Licensed Intellectual Property that would otherwise expire pursuant to the terms thereof between the date hereof and the Closing.

(b) Between the date hereof and the Closing Date, or the earlier termination of this Agreement, Seller shall not (i) sell, transfer, lease, license, sublicense, grant or otherwise dispose of any Acquired Asset, amend or modify in any material way, or terminate, any Assigned Contract or Licensed Intellectual Property or omit to take any action the consequence of which adversely affects or could adversely affect any rights of Seller to any Acquired Intellectual Property, including Licensed Intellectual Property, amend or modify in any material way any existing agreements with respect to any Acquired Intellectual Property, disclose Trade Secrets to a third party or abandon or permit to lapse any rights of Seller to any Acquired Intellectual Property; (ii) knowingly create, incur, suffer to exist or assume any Lien on any of the Acquired Assets; or (iii) take any action or fail to take any action that would result in any of the representations and warranties set forth in Article III becoming false or inaccurate or that would impair the ability of Seller to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation.

5.2 Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them.

5.3 Access to Information. Prior to the Closing Date and upon reasonable notice, Seller shall afford to the Representatives of Buyer reasonable access during normal working hours to all of its properties, books, Contracts and records concerning the Acquired Assets, and Seller shall furnish promptly to Buyer all information concerning the Acquired Assets, as Buyer may reasonably request. Seller shall make available to Buyer and its Representatives upon Buyer’s reasonable request (made with reasonable prior notice) and during normal business hours each of Kenneth Ferry, Jonathan Go, John DeLucia and the Key Personnel.

5.4 Notice of Certain Events. During the period from the date hereof until the Closing or the earlier termination of this Agreement, Seller or Buyer shall promptly notify the other party in writing of (i) the discovery by either party of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement, (ii) any Action, event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that causes or constitutes, or could reasonably be expected to cause or constitute, an inaccuracy in or breach of any representation or warranty made by such party in this Agreement, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement to not be satisfied, and (iv) any breach of any covenant or obligation of the party; provided that, no such notice shall be deemed to supplement or amend the Disclosure Schedule for any purpose whatsoever, including for the purpose of determining the accuracy of any of the representations and warranties made by Seller in this Agreement, including for purposes of Article VI or Article VII.

5.5 Public Announcements. No party shall issue or permit any of its respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Section 5.5, neither Buyer, Seller or any of their respective Affiliates shall be prohibited from making any disclosure (a) required by applicable Laws (in which case the party required to make the release or statement shall allow the other parties reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by applicable Laws) or (b) made in connection with the enforcement of any rights or remedies relating to this Agreement or the transactions contemplated hereby.

5.6 No Solicitation of Other Proposals. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, none of Seller or any of its Affiliates or Representatives (collectively, the “Seller Representatives”) shall directly or indirectly, (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication that might reasonably be expected to result in an Acquisition Proposal or (iii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

5.7 Non-Competition, Non-Solicitation and Confidentiality.

(a) From the Closing Date until the thirty (30)-month anniversary thereof, Seller shall not, and Seller shall not permit, cause or encourage any of its Affiliates to, engage, manage, direct, assist or participate in, directly or indirectly, or otherwise advise, consult with, invest in, lend money to or have any other financial interest in, directly or indirectly, any business or activity in the field of Computer Aided Diagnosis image analysis software for MRI Computer Aided Diagnosis for breast cancer anywhere in the world or for MRI Computer Aided Diagnosis for prostate cancer anywhere in the United States (the “Restricted Business”).

(b) From the Closing Date until the two (2)-year anniversary thereof, Seller shall not, and Seller shall not permit, cause or encourage any other Person to, recruit, solicit, offer employment to, employ or engage as a consultant, any Key Personnel.

(c) From the Closing Date until the two (2)-year anniversary thereof, Buyer shall not, and Buyer shall not permit, cause or encourage any other Person acting on behalf of Buyer, to, recruit, solicit, offer employment to, employ or engage as a consultant, any Person who is an employee of Seller as of the date hereof and listed on Schedule 5.7(c) (“Remaining Employees”); provided, however, that the foregoing shall not prevent Buyer from recruiting, soliciting, offering employment to, employing or engaging any such Remaining Employee (i) whose employment has been terminated by Seller at least twelve (12) months prior to such Person’s employment or engagement by Buyer or (ii) who responds to a general solicitation or advertisement or who initiates an inquiry with Buyer or an Affiliate thereof regarding employment with Buyer or an Affiliate thereof.

(d) Buyer is acquiring from Seller certain Trade Secrets and other confidential and proprietary information relating to, or used in connection with, the Acquired Assets, including confidential information included in the Acquired Intellectual Property and the Acquired Books and Records (collectively, the “Confidential Information”), and that Buyer expects Seller and its Affiliates to protect the confidentiality of the Confidential Information. Accordingly, Seller covenants and agrees that, from and after the date hereof, it shall, and shall cause its Affiliates to, hold the Confidential Information in the strictest confidence and shall not use or disclose to any Person, directly or indirectly, any Confidential Information for any purpose whatsoever; provided, however, that Seller may disclose Confidential Information (i) as is required by Law or by legal, judicial or regulatory process; or (ii) that has become available to the public generally other than by acts by Seller, its Affiliates or any of their respective Representatives in violation of this Agreement or any other obligation of confidentiality; provided that, prior to making any such disclosure in the case of the foregoing clause (i), it shall provide reasonable advance notice to Buyer and reasonable assistance to Buyer in attempting to obtain a protective order or other appropriate remedy concerning such disclosure. Seller agrees that it shall be responsible for any breach or violation of the provisions of this Section 5.7 by any of its Affiliates or its or its Affiliates’ Representatives. The parties agree that the Shared Books and Records shall be “Confidential Information” hereunder.

(e) Seller acknowledges that the covenants contained in this Section 5.7 are a material and substantial part of the transaction contemplated by this Agreement and are entered into in connection with and as an inducement to the acquisition by Buyer of the Acquired Assets and the other transactions contemplated by this Agreement, without which Buyer would be unwilling to enter into this Agreement or consummate the transactions contemplated hereby.

(f) Seller acknowledges and agrees that (i) the provisions of this Section 5.7 are necessary and reasonable to protect the Confidential Information and the goodwill being acquired by Buyer pursuant to this Agreement; (ii) the specific time, geography and scope of the provisions set forth in this Section 5.7 are reasonable and necessary to protect the business interests of Buyer and its Affiliates as they relate to the Acquired Assets; and (iii) in the event of a breach of any agreement set forth in this Section 5.7, Buyer would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Seller agrees that in the event of a breach or threatened breach of any of the provisions set forth in this Section 5.7, in addition to such other remedies as Buyer may have at Law, without posting any bond or security or requirement for proof of actual damages, Buyer shall be entitled to seek equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or Order shall not affect Buyer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(g) If any provision of this Section 5.7 is held by a Court to be overly broad in duration, geographical coverage, substantive scope, or otherwise, that provision will be narrowed to the broadest term permitted by applicable Law and enforced as so narrowed, and such Court is hereby given express authority by the undersigned to modify the offending provisions hereof without the signature or prior consent of Seller or Buyer to the extent necessary to make them enforceable to the fullest extent permitted under applicable Law. Each provision of this Section 5.7 restricting the activities of Seller or Buyer in any way is intended to be separate from and enforceable separately from each such other provision

5.8 Mutual Post-Closing Cooperation. From the Closing Date until the fourth (4th) anniversary thereof, Seller and Buyer shall use their respective reasonable efforts to provide to the other party(ies) (the “requesting party”) such books, records and information and make available to the requesting party such personnel (such party(ies) providing such books, records or information or making available such personnel to the requesting party, the “providing party”), in each case as may be reasonably requested in writing by the requesting party and subject to customary confidentiality obligations, for the purpose of reasonably assisting the requesting party in responding to Governmental Authority or professional inquiries, making required Governmental Authority filings (including Tax filings) or defending or prosecuting any Action relating to or arising out of the Acquired Assets or the Assumed Liabilities prior to or after the Closing Date; provided that subject to the provisions of Article VII, the requesting party shall promptly reimburse the providing party for any reasonable out-of-pocket expenses incurred by the providing party in connection with the provision of any such assistance (including reasonable legal fees and disbursements), but the requesting party shall not be required to reimburse the providing party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the providing party to its Affiliates or related Persons or their respective Representatives while such Persons are providing any such assistance.

5.9 510(k) Notices. Following the Closing, Seller shall promptly notify the FDA of the transfer to Buyer of the 510(k)s included in the Acquired Assets and take such other actions as are required to effectuate the transfer of such 510(k)s.

5.10 Use of Names. From and after the Closing, none of Seller or any of its Affiliates shall use or permit to be used any names or other Trademarks included in the Acquired Assets or any derivations thereof.

5.11 Existing License Agreement. From the date hereof until the Closing, Seller and Buyer shall perform and comply with all of their obligations under the Existing License Agreement. Effective upon the Closing, the Existing License Agreement, and all rights and obligations therein, shall terminate automatically and be of no further force or effect, other than the following provisions thereof, which shall survive such termination and continue in effect following the Closing in accordance with their respective terms: (a) Article 12 (Confidentiality) (solely with respect to the Confidential Information (as defined in the Existing License Agreement) of Buyer); (b) Section 13.2 (IP Warranty and Indemnity) (solely with respect to Pre-Closing Products and any alleged or actual Intellectual Property Rights infringement by the iCAD Marks (each as defined in the Existing License Agreement) occurring before the Closing); (c) Section 14.1 (Indemnity by iCAD) (solely with respect to (i) any breach by Seller of any express covenant, representation or warranty of the Existing License Agreement occurring before the Closing, (ii) any negligent act or omission or willful misconduct of Seller or its employees before the Closing that causes or results in tangible property damage, personal injury or death, (iii) any failure by Seller to comply with applicable law before the Closing and (iv) any defective or non-compliant Pre-Closing Product or any defect in any Documents (as defined in the Existing License Agreement) existing before the Closing; (d) Section 16.3 (Effect of Termination) and (e) Article 18 (General Provisions), but excluding Sections 18.4, 18.6, 18.8, 18.9, 18.18 and 18.19 except as otherwise expressly set forth herein (collectively, the “Surviving Existing License Agreement Provisions”). For the avoidance of doubt, Seller hereby acknowledges and agrees that any license to the Customized Products (as defined in the Existing License Agreement) granted to a Customer (as defined in the Existing License Agreement) prior to the Closing Date shall survive the termination of the Existing License Agreement and continue in effect following the Closing. As of the date hereof, (i) Buyer has no knowledge of any violations or any actions that would give rise to any claim under the Surviving Existing License Agreement Provisions referred to in clauses (a), (b) (except as set forth on Schedule 5.11), (c) and (d) of this Section 5.11 (for purposes of the foregoing, “knowledge” means the actual knowledge of Thomas Tynes, Samuel Coons and Amy Gilchrist) and (ii) Seller has no Knowledge of any violations or any actions that would give rise to any claim under any such Surviving Existing License Agreement Provision.

5.12 Warranty Obligations for Pre-Closing Products. If, at any time following the Closing, an End User (as defined in the Existing License Agreement) makes a warranty claim with respect to a Pre-Closing Product for which Buyer would have had a claim under the Warranty (as defined in the Existing License Agreement) (a “Warranty Claim”) but for the termination of the Existing License Agreement pursuant to Section 5.11, Buyer shall satisfy such Warranty Claim in such a commercially reasonable manner as it may determine in its sole discretion.

5.13 Recalls of Pre-Closing Products. If, at any time following the Closing, Buyer, in its reasonable discretion (including at the request or recommendation of a Governmental Authority), or any Governmental Authority initiates a recall of any Pre-Closing Product (each, a “Recall”), Buyer shall be responsible for the design, implementation and administration of such Recall. Seller shall notify Buyer promptly of any facts or circumstances that could result in a Recall. Buyer shall notify Seller promptly of any Recall and Seller shall cooperate with Buyer as Buyer may request with respect to any Recall, including supplying Buyer with such information as Buyer may request in connection therewith. Seller shall promptly reimburse Buyer, upon demand, for Losses incurred by Buyer in connection with any Recall that constitutes a “Class I recall” or “Class II recall” (each as defined under applicable Regulations of the FDA), including all costs and expenses incurred by Buyer in connection therewith (other than any Recall that results from (a) any combination by Buyer of any Pre-Closing Product with any other product or service, (b) the adaptation or modification by Buyer of any Pre-Closing Product not authorized in writing by Seller, (c) the misuse of any Pre-Closing Product or the use of any Pre-Closing Product in an application for which it was not designed by Seller, or (d) Seller’s compliance with specifications and directions provided by Buyer to Seller), up to an aggregate amount of $200,000.

5.14 Waiver of Consulting Agreement Restrictive Covenants. Seller hereby irrevocably (a) waives all restrictive covenants set forth in each of the Consulting Agreement by and between Seller and Nomisoo Software Company (the “Nomisoo Consulting Agreement”) and the Consulting Agreement by and between Seller and Polaris Computer Consultants (the “Polaris Consulting Agreement”) and (b) consents to each Key Personnel entering into a Consulting Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Obligation of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental Approvals. All necessary notifications, declarations and filings with and Approvals from Governmental Authorities, if any, shall have been obtained or made and any applicable waiting periods shall have expired.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority or any other Person seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, that makes the consummation of such transactions, as contemplated herein illegal.

6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller set forth in Article III that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Seller shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have delivered to Buyer a certificate of an executive officer of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Consents and Approvals. All consents and Approvals from any Persons, that, in the reasonable discretion of Buyer, are necessary for the consummation of the transactions contemplated hereby on the terms, and conferring upon Buyer all of the rights and benefits, as contemplated herein, including those consents and Approvals set forth on Schedule 6.2(d), shall have been received in form and substance satisfactory to Buyer.

(e) Related Agreements. Seller shall have executed and delivered to Buyer each of the Related Agreements and the actions required to be taken under the Related Agreements by Seller at or prior to the Closing shall have been taken.

(f) Consulting Agreements. As of the Closing:

(i) each of the Consulting Agreements shall be in full force and effect and neither Key Personnel shall have given notice to Buyer of his or her intention to terminate his or her Consulting Agreement or indicated an intention not to perform under such Consulting Agreement after the Closing; and

(ii) Seller shall have terminated the Nomisoo Consulting Agreement and the Polaris Consulting Agreement, and each such agreement, including the restrictive covenants therein, shall be of no further force or effect.

(g) Other Documents. Seller shall have delivered to Buyer such other instruments, certificates, documents or materials as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereby.

6.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Related Agreements. Buyer shall have executed and delivered to Seller each of the Related Agreements to which it is a party and the actions required to be taken thereunder by Buyer at or prior to the Closing thereunder shall have been taken.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival. Each of the representations and warranties contained in this Agreement, any Related Agreement or any exhibit or certificate delivered by or on behalf of Seller or Buyer pursuant to this Agreement shall survive for a period of eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.9 (Intellectual Property) (excluding the Fundamental IP Representations) shall survive for a period of three (3) years following the Closing Date and (ii) the representations and warranties set forth in Sections 3.1 (Organization and Good Standing of Seller), 3.2 (Authorization; Binding Obligation), 3.5 (Title to and Condition of Acquired Assets; Sufficiency), 3.9(c) and the first sentence of 3.9(e) (Title to Intellectual Property; Infringement) (such representations, the “Fundamental IP Representations”), 4.1 (Organization and Good Standing) and 4.2 (Authorization; Binding Obligation) (the representations referred to in this clause (ii), collectively, the “Fundamental Representations”) shall remain in full force and effect for the applicable statute of limitations period. The covenants and agreements in this Agreement shall survive in accordance with the terms thereof.

7.2 Indemnification by Seller.

(a) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective successors and assigns and the respective Representatives of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred, suffered or accrued directly or indirectly by, such Buyer Indemnified Person that arise out of, relate to or result from or as a consequence of any of the following:

(i) the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, any Related Agreement or any exhibit or certificate delivered hereunder; provided, however, in the event the Buyer Indemnified Persons would otherwise be entitled to indemnification for Losses, Seller shall not be obligated (under this Section 7.2(a)(i) or otherwise) to indemnify the Buyer Indemnified Persons or otherwise be liable to Buyer to the extent of such Losses that arise out of, relate to or result from (a) any combination by Buyer of any Pre-Closing Product with any other product or service, (b) the adaptation or modification by

Buyer of any Pre-Closing Product where infringement would not have occurred but for such adaptation or modification by Buyer, (c) the misuse of any Pre-Closing Product or the use of any Pre-Closing Product in an application for which it was not designed by Seller or (d) Seller’s compliance with specifications and directions provided by Buyer to Seller;

(ii) the breach or non-fulfillment of, or non-compliance with, any agreement, obligation or covenant of Seller or any of its Affiliates contained in this Agreement or in any Related Agreement;

(iii) any Excluded Liability;

(iv) the ownership, possession or operation of the Acquired Assets by Seller or any Action with respect to or arising from any Acquired Intellectual Property delivered, installed or used prior to the Closing;

(v) any Taxes of any kind relating to or arising in connection with the transfer of the Acquired Assets to Buyer;

(vi) the failure of Seller to comply with, or perform any of its obligations under, (a) the Existing License Agreement prior to the Closing or (b) the Surviving Existing License Agreement Provisions following the Closing as set forth herein; or

(vii) the failure of Seller or any of its Affiliates to comply with any Laws applicable to the import or export of the Acquired Software in the United States, Canada and the European Union.

(b) Subject to the other terms and conditions of this Article VII, any Losses that a Buyer Indemnified Person is entitled to recover pursuant to Section 7.2(a)(i) shall be satisfied by reducing the Holdback Reserve Amount that would otherwise be payable to Seller pursuant to Section 2.3. Any Losses that become payable to a Buyer Indemnified Person pursuant to Section 7.2(a) that are not satisfied in accordance with the preceding sentence shall be payable by Seller upon demand, by wire transfer of immediately available funds to an account designated in writing by such Buyer Indemnified Person.

7.3 Indemnification by Buyer.

(a) From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, successors and assigns and the respective Representatives of each of the foregoing (the “Seller Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred, suffered or accrued directly or indirectly by, such Seller Indemnified Person which arise out of, relate to or result from or as a consequence of any of the following:

(i) the breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any Related Agreement or any certificate delivered by Buyer hereunder;

(ii) the breach or non-fulfillment of, or non-compliance with, any agreement, obligation or covenant of Buyer or any of its Affiliates contained in this Agreement or in any Related Agreement; or

(iii) any Assumed Liability.

(b) Any Losses that a Seller Indemnified Person is entitled to recover pursuant to Section 7.3(a) shall be payable by Buyer, upon demand, by wire transfer of immediately available funds to an account designated in writing by such Seller Indemnified Person.

7.4 Indemnification Process.

(a) Any Buyer Indemnified Person or Seller Indemnified Person (an “Indemnified Person”) seeking indemnification under this Article VII shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (a “Loss Estimate”), describing the breach or inaccuracy and other material facts and circumstances upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim or any defect in such Notice of Claim will not affect the rights of any Indemnified Persons to obtain indemnification hereunder, except to the extent such failure to include information actually and materially prejudices such Indemnifying Person.

(b) Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i) The Indemnified Person may defend any Third Party Claim with counsel of its own choosing, at the Indemnifying Person’s cost, and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim. If the Indemnified Person elects not to defend such Third Party Claim, the Indemnified Person shall promptly provide notice to the Indemnifying Person. The Indemnifying Person shall have ten (10) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person. If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense. If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within ten (10) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after having given such notification to the Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim at the Indemnifying Person’s cost.

(ii) The Indemnifying Person and the Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(iii) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms that it may deem reasonable, provided that, an Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

7.5 Right of Set-off. Buyer may offset any amounts owed (or to become due and owing) by Buyer or any of its Affiliates, on the one hand, to Seller, on the other hand, pursuant to this Agreement or any Related Agreement against any amounts owed (or to become due and owing) by Seller to Buyer pursuant to this Agreement or any Related Agreement and Seller may offset any amounts owed (or to become due and owing) by Seller or any of its Affiliates, on the one hand, to Buyer, on the other hand, pursuant to this Agreement or any Related Agreement against any amounts owed (or to become due and owing) by Buyer to Seller pursuant to this Agreement or any Related Agreement following a formal determination that any such amounts are due and owing to either party.

7.6 Indemnification Limitations.

(a) Subject to Section 7.7, any Losses that shall become payable under Section 7.2(a)(i) or Section 7.3(a)(i) (other than such Losses arising out of, based upon, caused by, relating or with respect to, or by reason of any breach, alleged breach or inaccuracy of any Fundamental Representation) shall not exceed the Purchase Price (the “Ceiling”). The Ceiling shall not apply in the case of any Losses arising out of, based upon, caused by, relating or with respect to, or by reason of any breach, alleged breach or inaccuracy of any Fundamental Representation or any fraud, willful misconduct or intentional misrepresentation.

(b) The Indemnifying Person shall not be liable to the Indemnified Person for indemnification for Losses arising under Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, until the aggregate amount of such Losses exceeds $15,000 (the “Deductible”), in which event the Indemnifying Person shall be responsible for all Losses in excess of the Deductible; provided, however, that the foregoing Deductible shall not apply to any breach, alleged breach or inaccuracy of any Fundamental Representation or any fraud, willful misconduct or intentional misrepresentation.

(c) Nothing in this Agreement shall preclude a Buyer Indemnified Person from making a claim for indemnification for Losses under both this Agreement and the

Surviving Existing License Agreement Provisions. Subject to the foregoing, any Losses in respect of which a Buyer Indemnified Person is entitled to indemnification under both this Agreement and any Surviving Existing License Agreement Provision shall be recoverable, at such Buyer Indemnified Person’s election, under this Agreement or the Existing License Agreement, provided that, (i) in no event may such Buyer Indemnified Person recover such Losses under both this Agreement and the Existing License Agreement and (ii) such Losses shall be subject to the limitation set forth in Section 7.6(a).

7.7 Fraud and Related Claims; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 7.1, an allegation or allegations of fraud, willful misconduct, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby. The parties agree that any payment pursuant to an indemnification obligation under this Article VII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VII is determined to be taxable to an Indemnified Person, the Indemnifying Party shall also indemnify the Indemnified Person for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Indemnified Person in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

7.8 Knowledge and Investigation. The right of any Indemnified Person to indemnification pursuant to this Article VII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representations or warranty, or performance of or compliance with any covenant or agreement hereunder. The waiver of any condition contained in this Agreement or in any Related Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Person to indemnification pursuant to this Article VII based on such representation, warranty, covenant or agreement.

7.9 Remedies Cumulative. The rights of each Indemnified Person under this Article VII are cumulative, and each Indemnified Person shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VII without regard to the availability of a remedy under any provision of this Article VII.

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) By written consent of Buyer and Seller;

(b) By either Buyer or Seller, if the Closing shall not have occurred on or before February 15, 2017, which date may be extended from time to time by mutual written consent of Buyer and Seller (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation, including the satisfaction of any closing condition, under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) By either Buyer or Seller, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Closing.

8.2 Procedure of Termination. Termination of this Agreement by any party shall be by delivery of a written notice to the other parties (a “Notice of Termination”). A Notice of Termination shall state the termination provision in this Agreement that such terminating party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 9.8.

8.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Article VIII and Article IX, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of any party hereto or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement. If terminated, all governmental filings, applications and submission made pursuant to this Agreement are to be withdrawn to the extent practicable.

8.4 Expenses. All fees, costs and expenses incurred by such party to third parties in connection with this Agreement and the transactions contemplated hereby including legal, accounting and broker’s fees (collectively, “Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Closing occurs, unless expressly otherwise contemplated in this Agreement. Notwithstanding the foregoing, in the event that a party institutes an Action to enforce its rights under this Agreement or any Related Agreement, the prevailing party in such Action shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Action from the losing party.

8.5 Amendment and Waiver. This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by duly authorized Representatives of Buyer and Seller. At any time prior to the Closing Date, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically waiving such inaccuracies or compliance under this Agreement signed by the party or parties to be bound thereby. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior discussions, negotiations, proposals, undertakings, understanding and agreements, either oral or written, with respect thereto; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the consummation of the transactions contemplated hereby, at which time it shall terminate, other than the provisions thereof that survive such termination in accordance with the terms of the Confidentiality Agreement.

9.2 Assignment. Seller may not assign, delegate or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder, without the prior written consent of Buyer, and any attempt to do so will be null and void ab initio. Notwithstanding the foregoing, Seller may assign, delegate or otherwise transfer this Agreement or assign its rights, interests or obligations hereunder in each case to an Affiliate of Seller, provided, however, that Seller shall remain liable for its obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each party’s successors, heirs, estates, executors, administrators and permitted assigns.

9.3 Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. This Agreement shall become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery, including by email of a PDF signature page, and each such counterpart signature page will constitute an original for all purposes.

9.4 Governing Law; Jurisdiction; Venue; Service of Process.

(a) This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal Court sitting in the State of Delaware. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state Courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in any Delaware state or federal Court sitting in the State of Delaware. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 9.8 and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.5 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as the defense that a remedy at law would be adequate.

9.6 Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “$” shall mean Dollars of the United States of America. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to Buyer:

Invivo Corporation

3545 SW 47th Avenue

Gainesville, FL 32608

Attention: General Manager

and

Philips Healthcare, Legal Department

595 Miner Road

Cleveland, OH 44143

Fax: (440) 483-2452

Attention: Amy S. Gilchrist, Esq.

with copies to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Fax: (617) 542-2241

Attention: Dean G. Zioze, Esq.

If to Seller:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Kenneth Ferry

with copies to (which shall not constitute notice):

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174-0208

Fax: (212) 885-5001

Attention: Michael S. Mullman, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted. Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed facsimile number (if a facsimile number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.

9.9 Representation by Counsel. Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

9.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.11 Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an Indemnified Person in respect of the indemnification provided in accordance with Article VII. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

9.12 Bulk Sales Law. Each party hereby waives compliance by each other party with the so-called “bulk sales law” and other similar Law in any jurisdiction in respect of the transactions contemplated by this Agreement.

9.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank; signature page follows]

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

INVIVO CORPORATION

By:	/s/ Joseph E. Innamorati
Name:	Joseph E. Innamorati
Title:	Vice President and Secretary

SELLER:

ICAD, INC.

By:	/s/ Kenneth Ferry
Name:	Kenneth Ferry
Title:	Chief Executive Officer

Schedule I

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including any partnership or joint venture in which one Person (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of ten percent (10%), or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals or amendments thereof, issued by, made available by or filed with any Government Authority, and including for the avoidance of doubt all Regulatory Approvals.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer and its Affiliates and their respective Representatives) relating to the acquisition or license of any portion of the Acquired Assets or any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

“Books and Records” means all books, records, information, documents, correspondence, files, manuals, studies, reports, databases and other materials, including any portions thereof, maintained in any medium (including, where available, digital media) that relate to, or are used in connection with, the Business or the Acquired Intellectual Property, including all Regulatory Documentation and quality assurance documentation, design history files, device master records, device history records, technical document files, corrective and preventive actions and medical device directive documentation; technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.); user documentation (guides, manuals, training materials, release notes, working papers, etc.); equipment repair, maintenance and service records; customer lists, records, histories, invoices and databases; sales order files; price lists; mailing lists and databases; advertising literature and materials; research files and correspondence; market research studies and surveys; operating data and plans; sales and promotional materials and records; catalogues; photographs; media materials and plates; creative materials; purchasing and billing records; research and development files; accounting files and records; all lists of and all rights in and to the information contained therein.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Delaware.

“Closing Payment” means the sum of (a) Three Million Two Hundred Thousand Dollars ($3,200,000), less (b) the Holdback Reserve Amount.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 31, 2015, between Buyer and Seller.

“Consulting Agreements” means, collectively, the Consulting Agreements, dated as of the date hereof, by and between Buyer and the Key Personnel, attached hereto as Exhibit C-1 and Exhibit C-2.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Acquired Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“DynaCAD Product” means all versions of, and Source Code Materials for, the MR post-processing packages and diagnostic solutions for prostate cancer and breast cancer developed by Seller and customized specifically for and with Buyer under the Existing License Agreement.

“Existing License Agreement” means the License Agreement, dated as of July 16, 2012, by and between Buyer and Seller, as amended.

“Final Holdback Payment” means the sum of the remainder, if any, of (a) the Initial Holdback Reserve minus (b) the aggregate amount finally determined to be payable to the Buyer Indemnified Persons pursuant to Article VII in respect of all claims to which the Initial Holdback Reserve relates.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means: (a) any nation, state, county, city, town, municipality, district, territory or other jurisdiction of any nature; (b) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any Court exercising or entitled to exercise judicial authority or power of any nature; (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Holdback Reserve Amount” means $350,000.

“Initial Holdback Payment” means the sum of the remainder, if any, of (a) the Holdback Reserve Amount minus (b) the aggregate amount finally determined prior to the Initial Holdback Payment Date to be payable to the Buyer Indemnified Persons pursuant to Article VII, minus (c) the Initial Holdback Reserve.

“Initial Holdback Payment Date” means such date that is eighteen (18) months following the Closing Date.

“Initial Holdback Reserve” means the aggregate of all Loss Estimates set forth in any Notice of Claim that has been made, but has not been finally determined (in accordance with Article VII), prior to the Initial Holdback Payment Date.

“Intellectual Property” means (a) worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); (b) patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); (c) works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier, vendor, distributor and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not), which in each case derives independent economic value from not being generally known and not being readily ascertainable and is subject to reasonable efforts to maintain secrecy (collectively, “Trade Secrets”); (e) computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates; (f) published and unpublished works of authorship, including audiovisual works, databases and literary works; (g) rights of attribution and integrity and other moral rights; (h) Uniform Resource Locators (“URLs”) and Internet domain names and applications therefor (and all interest therein), ad words, key word associations and related rights; and (i) (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing, (ii) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media) and (iii) all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

“Key Personnel” means the Persons listed on Schedule III.

“Knowledge of Seller” (and similar terms and phrases) means (a) the actual knowledge of any individual listed on Schedule II or (b) any knowledge which was or could reasonably have been obtained by any such Person in the prudent exercise of his or her duties or upon due inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

“Laws” means all laws, statutes, codes, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles in the United States to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means losses, damages, Liabilities, demands, Taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties, Orders, Liens, Actions, bonds, dues, fines, fees costs (including costs of investigation, defense and enforcement of this Agreement and the Related Agreements), amounts paid in settlement and expenses (in each case, including reasonable attorneys’ and experts’ fees and expenses, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff), whether or not involving a Third Party Claim.

“Open Source Materials” means all Software included in the Acquired Software or other material relating to the Acquired Intellectual Property that qualifies as Open Source Software.

“Open Source Software” means any Software that is (a) distributed as free software or as open source software (e.g., Linux), (b) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, license requirements on distribution, restrictions on future patent licensing terms or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means or (c) derived in any manner (in whole or in part) from any Software described in clause (a) or (b), and includes any Software licensed or distributed under any Public Software License.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personal Data” means any information collected or used by Seller or an Affiliate thereof that can be used to specifically identify a natural person (including but not limited to name, address, telephone number, electronic mail address, social security number or other government-issued number, bank account number or credit card number) and any special categories of personal information regulated under or covered under any applicable Law.

“Pre-Closing Product” means any Product or Customized Product (including any Upgrade or Update thereof) (each as defined in the Existing License Agreement) developed, designed, manufactured, sold and/or delivered by Seller or an Affiliate thereof before the Closing pursuant to the Existing License Agreement (including the Inventory).

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the Apache License; and (h) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website. Other less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and Beer-Ware Public Software Licenses or any similar licenses, and any Software that is a public domain dedication, also qualify as “Public Software Licenses”.

“Regulation” means any rule or regulation of any Governmental Authority.

“Regulatory Approval” means, with respect to a country, any and all approvals, licenses, permits registrations or authorizations of any Governmental Authority necessary in order to commercially distribute, sell or market the Acquired Intellectual Property in such country, including, but not limited to, where applicable and as required, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval investigational and marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and Approvals (including all Regulatory Approvals), all correspondence submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and all supporting documents and all clinical trials and nonclinical studies and tests related to the Acquired Intellectual Property (whether or not submitted to a Governmental Authority), and all data contained in any of the foregoing, including all 510(k)s, PMAs, supplements to any 510(k)s and PMAs, letters to file concerning device modifications, pre- and post-approval marketing authorizations, investigational device exemptions, product labeling, advertising and promotion documents, manufacturing data, compliant files, adverse event files, correction and removal records and reports, and all documents pertaining to recalls of the Acquired Intellectual Property.

“Related Agreements” means the Transfer Documents, the Transition Services Agreement, the Cross-License Agreement and the Consulting Agreements.

“Representative” means, with respect to any specified Person, such Person’s officers, directors, employees, accountants, counsel and other representatives or agents.

“Software” means computer programs, known by any name, including all versions thereof (including work-in-progress), source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, system designs, program structure, sequence and organizations, screen displays and all other computer programs.

“Source Code Materials” means, as it pertains to the Acquired Software, (a) all computer programming code of the Acquired Software in the form written by a computer programmer in a computer programming language, and that can be readily understood, maintained or enhanced by a qualified computer programmer, including all software libraries used in connection with the Acquired Software and a complete build environment (including a compiler) necessary or useful to turn the source code and libraries into executable software; (b) the software, tools and materials utilized for the operation, development and maintenance of the Acquired Software; (c) documentation describing the names, vendors and version numbers of (i) the development tools used to maintain or develop such Acquired Software; and (ii) any Acquired Software licensed from third parties by Seller or any of its Affiliates that form part of any Acquired Software owned by Seller or any of its Affiliates and are therefore required in order to compile, assemble, translate, bind and load such owned Acquired Software into executable releases; (d) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for such Acquired Software, to the extent such materials exist, including all job control language statements, descriptions of data structures, diagrams, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of such Acquired Software created and maintained by Seller or any of its Affiliates in the ordinary course of business, and all instructions necessary to execute the build and create executable software; and (e) all test data, test cases and test automation scripts used for the testing and validating the functioning of such Acquired Software created and maintained by Seller or any of its Affiliates in its ordinary course of business.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“VersaVue Software” means all versions of Seller’s Software and Source Code Materials for detecting and diagnosing cancer and for porting MR diagnostic solutions provided by Seller under the Existing License Agreement.

Exhibit A

Form of Transition Services Agreement

(attached)

FINAL FORM

TRANSITION SERVICES AGREEMENT

by and between

INVIVO CORPORATION

and

ICAD, INC.

Dated: [●]

Schedules

Schedule A	Research and Development Services

Schedule B	Supply Chain / Purchasing / Logistics Services

Schedule C	Manufacturing Services

Schedule D	Customer Handover/Customer Service Services

Schedule E	Quality and Regulatory Services

i

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, DATED AS OF [●], IS MADE BY AND BETWEEN:

(1)	iCAD, Inc., a Delaware corporation (the “Supplier”); and

(2)	Invivo Corporation, a Delaware corporation (the “Receiver,” and together with the Supplier, each a “Party,” and collectively, the “Parties”).

WHEREAS:

(1)	The Supplier and the Receiver entered into an Asset Purchase Agreement dated as of December 16, 2016 (the “APA”) pursuant to which the Receiver agreed to purchase certain of the assets of the Supplier;

(2)	The Supplier and the Receiver wish to enter into a transition services agreement for the provision of certain transition services by the Supplier to the Receiver; and

(3)	This Agreement sets out the terms and conditions for such provision of transition services.

IT IS, THEREFORE, AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

Unless the context otherwise requires:

“Affiliate” has the meaning set forth in the APA;

“Agreement” means this Transition Services Agreement by and between the Parties, including the Schedules hereto (including all Service Level Agreements as may be entered into pursuant to this Agreement), as may be amended from time to time;

“APA” has the meaning set forth in the recitals;

“Charge” means, with respect to a Service, the amount specified as such in the relevant Service Level Agreement;

“Closing” has the meaning set forth in the APA;

“Closing Date” has the meaning set forth in the APA;

“Confidential Information” means any confidential and/or proprietary information of the Supplier, the Supplier’s Affiliates, the Receiver or the Receiver’s Affiliates and which has been obtained or received by the Supplier, the Receiver or any of their Affiliates prior to the Closing or in the course of performance of either Party’s obligations pursuant to this Agreement;

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“Force Majeure” means any earthquake, flood, fire, riot, war, terrorism, strike, embargo or any other act of God or similar event which is beyond the control of the Supplier;

“Intellectual Property” has the meaning set forth in the APA;

“Invoice” means an invoice sent by or on behalf of the Supplier to the relevant address set out in the relevant Service Level Agreement or, in the absence of such address, to the Receiver;

“Project Manager” has the meaning set forth in Clause 2.3;

“Service Level Agreement” means any service level agreement in effect as of the Closing and attached as a Schedule hereto and any and all other service level agreements entered into pursuant to this Agreement after the date hereof;

“Services” means the services described in the relevant Service Level Agreement, as amended from time to time, and “Service” means any one of the Services, as the context requires;

“Service Term” means the term of the provision of a Service, as specified in the relevant Service Level Agreement or, if no term or only an estimated term has been specified in the relevant Service Level Agreement, a term of ninety (90) days after the Closing Date; and

“Technology” means all inventions, discoveries, materials, information, data, formulations, techniques and know-how, including computer programs, whether or not patentable or copyrightable.

Unless otherwise defined herein, capitalized terms shall have the meaning given in the APA.

2.	TRANSITION SERVICES

2.1	Master Agreement

This Agreement is a master agreement that sets out the general terms and conditions relating to the provision of the Services from the Supplier to the Receiver.

2.2	Service Level Agreements; Provision and Acceptance of Services

2.2.1 For each Service, the Supplier and the Receiver hereby agree to the Service Level Agreements attached as Schedules hereto, as the same may be amended, restated, modified or supplemented by one or more new Service Level Agreements, in each case in writing upon the mutual agreement of the Parties from time to time.

2.2.2 If, during the eighteen (18) months following the signing of this Agreement, the Receiver reasonably determines that any services necessary to use or operate the Acquired Assets in a manner consistent with the use or operation of the Acquired Assets immediately prior to the Closing are not included in the Services, the Parties shall in good faith negotiate a new Service Level Agreement(s) providing for the provision of and payment for such services in a manner consistent with the manner in which such services were provided and paid for with respect to the Acquired Assets prior to Closing.

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2.2.3 The Supplier shall provide the Services to the Receiver in accordance with the terms of this Agreement and the relevant Service Level Agreement(s). The Receiver shall accept the Services from the Supplier in accordance with the terms of this Agreement and the relevant Service Level Agreement(s).

2.2.4 The Parties shall cooperate with each other in all reasonable respects relating to the provision and receipt of the Services.

2.2.5 In case any of the contents of the body of this Agreement conflicts with any of the contents of one or more Service Level Agreements, the contents of the body of this Agreement shall prevail, except if and to the extent any such Service Level Agreement expressly states that it shall prevail in the event of any such conflict.

2.3	Management of Services

Each Party shall designate a project manager (a “Project Manager”) to report and discuss issues with respect to the provision of the Services, and shall give prior written notice to the other Party in the event it designates a replacement Project Manager. The Supplier’s initial Project Manager shall be [●] and the Receiver’s initial Project Manager shall be [●]. The Project Managers shall discuss the performance of the Services as often as reasonably necessary to ensure the orderly provision of the Services. The Parties agree that the Receiver shall submit questions or requests for or regarding the Services to the Supplier’s Project Manager through its own Project Manager.

2.4	Standard of Services

The Supplier shall provide the Services in accordance with applicable Law and in substantially the same manner and at the same standard as the Services were performed by the Supplier prior to the Closing, and in a professional and workmanlike manner, using personnel with sufficient training and experience in providing the Services.

2.5	Third Party Service Providers

The Supplier may subcontract or outsource any of the Services to a third party only with the prior written consent, with such consent not to be unreasonably withheld, of the Receiver, provided that (a) such subcontracting or outsourcing will not result in any material change in the Service and/or the terms applicable to such Service and (b) the Supplier shall remain responsible for the performance of such Services provided hereunder. The Supplier shall give the Receiver timely notice of its intent to subcontract or outsource one or more of the Services.

3.	INTELLECTUAL PROPERTY

3.1.1 Nothing in this Agreement shall be construed to give either Party any right, title or interest in Intellectual Property rights of the other Party. A Party’s rights to use Intellectual Property rights owned or used by the other Party shall be limited to the performance of the Services.

3.1.2 It is agreed by the Parties that all right, title and interest in and to any and all Technology, and all Intellectual Property rights in and to such Technology throughout the world,

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that is developed, discovered, adapted, improved and/or conceived during the term of this Agreement by one or more employees, agents, partners or independent contractors of the Supplier or its Affiliates in the provision of the Services shall be solely owned by the Receiver. The Supplier represents that none of the individuals designated to perform the Services will have any claim or title in and to any such Technology or Intellectual Property rights in and to such Technology.

3.1.3 The Supplier, on behalf of itself and its Affiliates, irrevocably and unconditionally waive all moral rights to which Supplier and/or its Affiliates may be entitled in respect of any works protected by copyright created and/or adapted by Supplier and/or its Affiliates pursuant to or in the performance of Services.

3.1.4 The Supplier shall, and shall cause each third party that performs any Services to, provide all necessary plans, drawings, formulae, and models, and execute any and all documents, applications, bills of sale, assignments, and other instruments which the Receiver shall deem reasonably necessary to (a) apply for and obtain letters, patent or other protection for the Technology and (b) assign and convey to the Receiver or its nominee the sole and exclusive and royalty-free right, title and interest in and to the Technology and all Intellectual Property rights in and to such Technology.

3.1.5 Notwithstanding the foregoing, the Supplier shall retain all right, title and interest in and to (a) the Retained Software and Retained Licensed Patents in accordance with the Software Cross-License Agreement entered into by Supplier and Receiver’s Affiliate, Koninklijke Philips N.V. (“Philips”), pursuant to the APA (“Software Cross-License Agreement”) and (b) all methods, tools, analyses, or processes developed or used by Supplier, which items were not created specifically for the Receiver and which are generally applicable to projects other than as contemplated by this Agreement (“Methods and Tools”). Any Methods and Tools shall be deemed Retained Software under the Software Cross-License Agreement and licensed to Philips thereunder.

4.	INVOICE; PAYMENTS

All Services provided during any given month shall be invoiced by the Supplier to the Receiver in the month following the month during which such Services were provided (which Invoices shall each set forth an itemized list of each Service provided by the Supplier during such month and the number of hours of each Service provided during such month), unless a different arrangement has been agreed in the relevant Service Level Agreement. Within sixty (60) days after the date on which an Invoice has been sent to the Receiver, the Receiver shall pay to the Supplier an amount equal to the sum of:

(a) the Charge in respect of the Services to which the Invoice relates; and

(b) any applicable tax that becomes due in relation to the Services. For the avoidance of doubt, for the purpose of this Clause 4(b), “tax” means tax that is imposed in relation to the Services, the amount paid by the Supplier to third parties in connection with provision of the Services or any other activities related to the provision of the Services.

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5.	EMPLOYEES

5.1.1 The employees of the Supplier who provide the Services shall solely remain employees of the Supplier and shall remain subject only to the supervision of the Supplier.

5.1.2 In the event that employees, subcontractors, representatives or agents of the Supplier are on the premises of the Receiver, the Supplier shall be solely responsible for all acts or omissions of such persons.

5.1.3 The Supplier shall maintain staffing levels necessary to provide the Services and shall provide for the prompt replacement, if necessary, of any of its employees or consultants necessary for the provision of any of the Services hereunder.

6.	INDEMNIFICATION

The Supplier shall indemnify, defend and hold the Receiver, its Affiliates and their respective officers, directors, employees, agents and representatives harmless from and against any and all losses, damages, claims, costs or expenses (including attorney’s fees) (“Losses”) arising out of or resulting from the Supplier’s or its Affiliates’ performance of (or failure to perform) its obligations hereunder, except to the extent such Losses are due to the actions or omissions of the Receiver, including, but not limited to, gross negligence, bad faith or willful misconduct. The Parties acknowledge and agree that the Parties’ rights and obligations under this Clause 6 shall be separate from, and in addition to, those set forth in the APA.

7.	FORCE MAJEURE

7.1 Should the Supplier be affected by a Force Majeure, it shall inform the Receiver in writing specifying the Force Majeure as well as its expected duration and the obligations hereunder that the Supplier cannot fulfill as a result thereof. The Supplier shall be excused by the Receiver from performance under this Agreement (or any Service Level Agreement) to the extent the Force Majeure prevents such performance.

7.2 In the event the Supplier claims the benefit of Clause 7.1, it shall attempt in good faith to resume performance as soon as reasonably practicable; provided, however, that in case a Force Majeure lasts for more than thirty (30) days, either Party shall be entitled to terminate the relevant Service Level Agreement.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligation

Subject to Clause 8.2, the Supplier and the Receiver shall, and shall cause its respective Affiliates to, treat as strictly confidential any Confidential Information relating to the other Party or its Affiliates, and shall not disclose any such Confidential Information to any third party. The Supplier and Receiver shall, and shall cause its respective Affiliates to, not use the Confidential Information (or any portion thereof) for any purpose other than the fulfillment and provision of the Services.

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8.2	Exceptions

Clause 8 shall not prohibit disclosure or use of Confidential Information to the extent:

8.2.1 such disclosure or use is required by law or on the basis of a binding order of a court or other competent governmental authority;

8.2.2 such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement;

8.2.3 such disclosure or use is made to the Supplier’s professional advisors on terms that such professional advisors undertake in writing to comply with this Clause 8; or

8.2.4 the Confidential Information becomes publicly available (other than as a result of a breach by the Supplier of this Clause 8);

provided, however, that prior to disclosure or use of any Confidential Information pursuant to Clauses 8.2.1 to 8.2.3, the Supplier or the Receiver, as applicable, shall promptly notify the other Party of such requirement with a view to providing the Supplier or Receiver with the opportunity to contest such disclosure or use or otherwise agree to the timing and content of such disclosure or use. If any conflict arises between any provision in this Clause 8 and Section 5.7 of the APA, Section 5.7 of the APA shall govern.

9.	TERM AND TERMINATION OF SERVICES

9.1	Term

9.1.1 This Agreement commences at Closing and, with respect to each Service, shall automatically terminate at the end of its Service Term, unless earlier terminated in accordance with Clause 9.3 or in accordance with this Clause 9.1. The Receiver may terminate any of the Services before expiry of the applicable Service Term, taking into account (a) a notice period of thirty (30) days or (b) other applicable termination terms (if any) as specified in the relevant Service Level Agreement.

9.1.2 Subject to the foregoing, this Agreement shall terminate on the date on which the provision of all Services has been terminated pursuant hereto.

9.1.3 In the event that the Supplier continues to provide any Services after the expiration of the applicable Service Term, this Agreement will be deemed to survive for such additional period with respect to such Services.

9.2	Interdependency

The Parties acknowledge and agree that if a Service has been terminated and, as a consequence thereof, other Services can no longer be provided because of the interdependency between these Services, such other Service shall be terminated as well.

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9.3	Material Breach

Notwithstanding the other provisions of this Clause 9, this Agreement may be terminated with immediate effect by either Party by providing written notice to the breaching Party of such Party having committed a material breach of the performance of its obligations under this Agreement, which breach has not been cured within thirty (30) days after written notice specifying such breach is given by the non-breaching Party to the breaching Party.

9.4	Effect of Termination

9.4.1 Upon termination of this Agreement, (a) the Receiver shall be obligated to pay to the Supplier any Charges for Services performed prior to such termination and (b) each Party shall deliver all property belonging to the other Party provided pursuant to this Agreement as soon as is reasonably practicable.

9.4.2 The following Clauses shall survive the termination of this Agreement: Clauses 1, 3, 6, 8, 9.4, 10 and 11.

9.4.3 Termination of this Agreement will not affect the rights and obligations of the Parties under any other agreement between the Parties.

10.	ASSIGNMENT

A Party may assign any of its rights and obligations under this Agreement to any other Person only with the prior written consent of the other Party.

11.	MISCELLANEOUS

11.1	Entire Agreement

This Agreement (including the Schedules hereto), along with the APA, contain the entire agreement between the Parties relating to the subject matter of this Agreement and supersede any previous written or oral agreement between the Parties in relation to matters dealt with in this Agreement. If there is any inconsistency or conflict between the terms of this Agreement and any Schedule hereto, the terms of this Agreement shall prevail, except if and to the extent any such Schedule expressly states that it shall prevail in the event of any such conflict.

11.2	Amendment

No amendment, modification or extension of this Agreement shall be binding upon either Party unless made in writing and signed by an authorized signatory of each Party.

11.3	No Waiver

A Party’s failure to enforce at any time or for any period of time of the provisions of this Agreement shall not be construed a waiver of such provisions nor of the right of such Party hereafter to enforce each and every provision herein contained.

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11.4	Third Party Rights

Except as expressly provided for in this Agreement, nothing in this Agreement shall confer any rights upon any person that is not a Party or the successor or permitted assignee of a Party.

11.5	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.6	Notices

11.6.1 All notices or other communications hereunder shall be given in accordance with the notice provision of the APA, provided that all notices and communications relating to any specific Service, including all requests from the Receiver for Services to be provided under this Agreement, shall be directed to the contact person(s) specified with respect to such Service (if any), with a copy to the Project Managers.

11.6.2 Any notice to the Supplier’s Project Manager shall be sent to such Project Manager at the following address, or such other address as the Supplier may notify to the Receiver from time to time:

[●]

With a copy to:

[●]

11.6.3 Any notice to the Receiver’s Project Manager shall be sent to such Project Manager at the following address, or such other address as the Receiver may notify to the Supplier from time to time:

[●]

With a copy to:

[●]

11.7	No Partnership or Agent Created

The relationship of the Supplier and the Receiver shall be that of independent contractors only. Nothing in this Agreement shall be construed as making one Party an agent, legal representative, partner or joint venture of the other or otherwise as having the power or authority to bind the other in any manner.

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11.8	Certain References

11.8.1 Any reference in this Agreement to a liability or obligation of a Party shall be deemed to incorporate an obligation on the part of such Party to ensure that the relevant liability is discharged or obligation is performed by such Party or any relevant Affiliate of such Party, subject to the terms set out in this Agreement.

11.8.2 Whenever used in this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

11.9	Drafting Party

No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that the Parties and representatives of the Parties have participated jointly in the drafting and negotiating of this Agreement.

11.10	Headings and References

The clause and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.11	Dispute Resolution

11.11.1 The Parties will attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter is not resolved in the normal course of business, the dispute will be referred to the Project Managers, who will meet as soon as reasonably possible but in any case within one (1) week of such referral, in order to attempt to resolve the dispute. If the respective Project Managers do not resolve the dispute within such timeframe (as may be extended by mutual agreement of the Parties), then the dispute shall be escalated to designated members of senior management of each Party.

11.11.2 If the dispute is not resolved in accordance with Clause 11.11.1, then either Party may initiate litigation in any State or Federal court located within the State of Delaware, which the Parties agree shall be the exclusive venue for any litigation arising under this Agreement.

11.11.3 Until such time as the dispute has been resolved pursuant to Clause 11.11.1 or a final decision has been rendered pursuant to Clause 11.11.2, the Parties shall continue to fulfill their obligations set out in this Agreement.

11.12	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of laws provisions.

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11.13	Counterparts

This Agreement, including any and all Service Level Agreements entered into pursuant to this Agreement, may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement or any such Service Level Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVIVO CORPORATION

By:
Name:	[ ]
Title:	[ ]

ICAD, INC.

By:
Name:	[ ]
Title:	[ ]

Exhibit B

Form of Cross-License Agreement

(attached)

FINAL FORM

SOFTWARE CROSS-LICENSE AGREEMENT

This Software Cross-License Agreement is made and entered into as on             , 2017 (the “Effective Date”) by and between

iCAD, Inc., a Delaware Corporation, with offices at 98 Spit Brook Road, Suite 100, New Hampshire 03063 (“ICAD”),

and

Koninklijke Philips N.V., a company duly incorporated under the laws of The Netherlands, having its registered office in Eindhoven, The Netherlands (“Philips”).

iCAD and Philips are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

Whereas, iCAD and Invivo, an affiliate of Philips, have entered into an Asset Purchase Agreement on even date herewith pursuant to which iCAD sold and conveyed Acquired Assets to Invivo and/or Philips and iCAD retained ownership of the Retained Software and the Retained Licensed Patents;

WHEREAS, in connection with the Asset Purchase Agreement, iCAD desires to use the Acquired Software as set forth below and Philips is willing to license to iCAD the Acquired Software for such limited, non-exclusive use in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the Asset Purchase Agreement, Philips desires to use the Retained Software as set forth below and iCAD is willing to license to Philips the Retained Software and the Retained Licensed Patents for such limited, non-exclusive use in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, iCAD and Philips are willing to license the Acquired Software, the Retained Software, and the Retained Licensed Patents for such limited use in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1	DEFINITIONS

The following terms used in this Agreement (as hereinafter defined) have the following meanings, which shall be applicable equally to both the singular forms and the plural forms of the terms defined:

“Acquired Assets” shall have the meaning given in the Asset Purchase Agreement.

“Affiliate” means any corporation, company, or other entity, which: (i) is under the Control of a Party hereto; or (ii) has Control of a Party hereto; or (iii) is under common Control with a Party hereto, at any time during the Term of this Agreement. For purposes of this definition, “Control” means that more than fifty percent (50%) of the controlled entity’s shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity.

“Agreement” means this Software Cross-License Agreement, including all Annexes hereto.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement entered into by and between Invivo Corporation and iCAD, Inc., and including its Exhibits, Attachments and Related Agreements.

“Confidential Information” means information: (i) that is marked or labeled “Confidential”, “Secret” or the like at the moment of disclosure or, in case of oral information, is identified as confidential and confirmed in writing within thirty (30) calendar days after disclosure thereof; or (ii) of which the confidential nature is reasonably apparent.

“Closing” shall have the meaning given in the Asset Purchase Agreement.

“Derivative Work” means any changes and or modifications to the Licensed Acquired Software.

“DynaCAD Product” shall have the meaning given in the Asset Purchase Agreement.

“Effective Date” means the date first written above.

“Excluded Provider” means a legal entity with is debarred, excluded, suspended or otherwise ineligible to participate in a U.S. federal health care program, or convicted of any U.S. health care related crime.

“Executable Code” means the machine-executable version of the Licensed Acquired Software, in whole or in part, which results from compiling the Source Code into Object Code and linking, loading or assembling (or other similar process), as required, the Object Code into machine language.

“Intellectual Property” shall have the meaning given in the Asset Purchase Agreement.

“Licensed Acquired Software” means the VersaVue Software and the DynaCAD Product including all Intellectual Property therein (including the Acquired Intellectual Property, as defined in the Asset Purchase Agreement) and all Source Code, Object Code and the Executable Code.

“Object Code” means all or any portion of the machine-readable or machine language version of the Licensed Acquired Software.

“Restricted Business” shall have the meaning given in the Asset Purchase Agreement.

“Restricted Customer” shall have the meaning given in the Asset Purchase Agreement.

“Retained Licensed Patents” shall mean patents, patent applications, utility models, as well as any divisionals, re-issues, renewals, re-examinations, continuations, continuations-in-part and foreign counterparts related to U.S. Patent No. 8,805,122 and U.S. Patent No. 7,903,853.

“Retained Software” shall mean low level algorithm code for motion correction and organ segmentation provided to Philips by Licensee under this Agreement, including all Intellectual Property therein and all Object Code and Executable Code. For the avoidance of doubt, Retained Software and the license to Retained Software herein will not include Source Code.

“Source Code” means the compilable and human-readable version of the Licensed Software, including without limitation, all comments and procedural code, associated flow charts, concepts, algorithms, libraries, instructions and all related preparatory materials.

“VersaVue Software” shall have the meaning given in the Asset Purchase Agreement.

2	LICENSE GRANT

2.1	License to Acquired Software. Philips hereby grants to iCAD a limited, non-exclusive, non-transferable, perpetual, royalty-free right and license, to use access, distribute, perform, reproduce, display, modify, create derivative works, and sublicense the Licensed Acquired Software, including all Intellectual Property Rights therein, subject to the use restrictions set forth in Sections 2.1.1-2.1.3 and the non-competition restrictions set forth in Section 5.7 of the Asset Purchase Agreement. Subject to the use restrictions set forth in Sections 2.1.1-2.1.3 and the non-competition restrictions set forth in Section 5.7 of the Asset Purchase Agreement, iCad may sublicense the right to use the Licensed Acquired Software, stand-alone or as part of other iCad software, to iCad’s distributors, resellers and other partners and customers in accordance with this Agreement. Except for the license rights granted to iCAD under this Section, all rights, title and interests in and to the Acquired Software shall at all times remain with and be vested in Philips. iCAD shall use proper proprietary notices, including copyright notices, in connection with all use of the Licensed Acquired Software in accordance with good commercial practice and as reasonably directed by Philips from time to time.

2.1.1 iCAD may use for internal purposes only the current (as of the Effective Date) version of the VersaVue Software and the DynaCAD Product.

2.1.2 iCAD may enhance the VersaVue Software and DynaCAD Software for the limited purposes of data collection and storage; and products used in such data collection and storage will be owned by iCAD (the “Data Collection/Storage Enhancements”).

2.1.3 iCAD may use the Retained Software in all areas other than MRI prostate and MRI breast uses (the “Motion Correction/Organ Segmentation Use”).

2.1.4 Copies. iCAD shall have the right to create a reasonable number of copies of the Licensed Acquired Software to exercise its rights under this Agreement and for disaster recovery and/or archival and other contingency purposes.

2.1.5 iCAD will use commercially reasonable efforts to cause each authorized user of the Licensed Acquired Software to abide by the terms and conditions of this Agreement and Section 5.7 of the Asset Purchase Agreement, as if each were a party hereto.

2.1.6 Reservation of Rights. Except as expressly provided in this Agreement, (i) no right, title or interest in or to the Licensed Acquired Software is granted, whether express or implied, by Philips, and Philips hereby retains all ownership of the Licensed Acquired Software and all Intellectual Property rights therein; (ii) nothing in this Agreement shall be deemed to grant to iCAD rights in any other products or technology of Philips; (iii) iCAD shall have no right to use, license, distribute or otherwise transfer the Licensed Acquired Software in any manner or for any purpose except as specifically permitted under this Agreement.

2.2	License to Retained Software and Retained Licensed Patents. iCAD hereby grants to Philips a non-exclusive, perpetual, royalty-free right and license to use access, distribute, perform, reproduce, display, modify, create derivative works, and sublicense the Retained Software in the conduct of its business. Philips may sublicense the right to use the Retained Software, stand-alone or as part of Philips’ Software, to Philips’ distributors, resellers and other partners and customers in accordance with this Agreement. iCAD hereby grants to Philips a non-exclusive, royalty-free right and license to the Retained Licensed Patents for Philips to make, have made, use, purchase, sell, offer for sale, distribute, license, and lease the DynaCAD Product and/or the VersaVue Software until expiration of the applicable Retained Licensed Patent. Except for the license rights granted to Philips under this Section, all rights, title and interests in and to the Retained Software and Retained Licensed Patents shall at all times remain with and be vested in iCAD. Philips shall use proper proprietary notices, including copyright notices, in connection with all use of the Retained Software in accordance with good commercial practice and as reasonably directed by iCAD from time to time.

2.2.1 Copies. Philips shall have the right to create a reasonable number of copies of the Retained Software to exercise its rights under this Agreement and for disaster recovery and/or archival and other contingency purposes.

2.2.2 Philips will use commercially reasonable efforts to cause each authorized user of the Retained Software to abide by the terms and conditions of this Agreement, as if each were a party hereto.

2.2.3 Reservation of Rights. Except as expressly provided in this Agreement, (i) no right, title or interest in or to the Retained Software is granted, whether express or implied, by iCAD, and iCAD hereby retains all ownership of the Retained Software and all Intellectual Property rights therein; (ii) nothing in this Agreement shall be deemed to grant to Philips rights in any other products or technology of iCAD; (iii) Philips shall have no right to use, license, distribute or otherwise transfer the Retained Software in any manner or for any purpose except as specifically permitted under this Agreement.

3	DELIVERY OF THE LICENSED SOFTWARE, RETAINED SOFTWARE, AND MATERIALS

3.1

Delivery. If requested by iCAD, Philips shall deliver the Licensed Acquired Software and Documentation to iCAD at Closing by means of secured electronic transfer or on a physical carrier, as specified by iCAD or otherwise as may be mutually agreed by the Parties. If requested by Philips, iCAD shall deliver the Retained Software and any documentation to Philips at Closing by means of secured electronic transfer or on a physical carrier, as specified by Philips or otherwise as may be mutually agreed by the Parties. For purposes of this Section 3, time is of the essence under this Agreement.

4	AUDIT

4.1	For a period of five (5) years from the Execution Date, Philips, or its designated representative, shall have the right, to audit the relevant books and records of iCAD to verify iCAD’s compliance with the terms and conditions of this Agreement, including subject to the conditions listed here below. Such audits may be performed only once per calendar year, shall be conducted by independent professional auditors bound by confidentiality obligations at least as stringent as those in this Agreement, upon no less than 3 weeks written notice, during normal business hours and in such manner as not to interfere unreasonably with iCAD’s normal business activities. iCAD shall reasonably co-operate and provide all such assistance in connection with such audit as Philips and/or its auditors may require. Audits shall be restricted in scope to compliance with Use restrictions set forth in Section 2. The audit will be conducted at Philips’ expense.

5	REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in the Asset Purchase Agreement, the Licensed Acquired Software, Retained Licensed Patents, Retained Software, and related documentation is provided to, and accepted by, each Party “AS IS” without warranty of any kind.

6	SUPPORT SERVICES

6.1	Support Services. To the extent iCAD supports the Retained Assets, iCAD shall make available an annual support offering for the Retained Assets including telephone support, and remote access support, under iCAD’s standard time and materials rates.

7	LIMITATION OF LIABILITY

7.1	Disclaimer of Damages. EXCEPT AS OTHERWISE PROVIDED IN THE ASSET PURCHASE AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY DIRECT, INDIRECT, PUNITIVE, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING LOST PROFITS LOSS OF REVENUE, LOSS OF BUSINESS OPPORTUNITY OR DAMAGE TO REPUTATION) WHETHER ARISING FROM BREACH OF THE TERMS IN THIS AGREEMENT, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, REGARDLESS OF IT BEING FORESEEABLE.

8	CONFIDENTIALITY

8.1

Each Party shall maintain as confidential any Confidential Information of the other Party (or its Affiliates) for any purpose other than to perform its obligations or exercise its rights under this Agreement. Each Party shall use the same degree of care to protect the confidentiality of the disclosed information as that Party uses to protect the confidentiality of its own information, but not less than reasonable care. Each Party shall disclose such Confidential Information only to its employees (or its Affiliates’ employees) having a need to know such information to perform the transactions contemplated by this Agreement.

8.2	The confidentiality obligations under this Agreement shall not apply to Confidential Information of which the receiving Party can demonstrate by means of dated documentation that such Confidential Information: (i) was already in the public domain at the time it was disclosed or subsequently enters the public domain through no fault of the receiving Party; (ii) was known to the receiving Party or in its possession, as evidenced by dated documentation prior to receipt of such Confidential Information, (iii) was developed by the receiving Party independently and without use of Confidential Information provided by the disclosing Party under this Agreement and without any breach of this Agreement; or (iv) was lawfully received by the receiving Party on a non-confidential basis from a third party who was not bound by a similar obligation of confidentiality in relation to the Confidential Information.

8.3	The terms of this Agreement are hereby designated as Confidential Information of both parties. The Licensed Acquired Software is hereby designated as Confidential Information of Philips. The Retained Software is hereby designated as Confidential Information of iCAD.

9	FORCE MAJEURE

Each Party shall be excused from performing its obligations arising from any delay or default caused by events beyond its reasonable control including, but not limited to, acts of God, acts of third parties, acts of the other Party, acts of any civil or military authority, fire, floods, war, embargoes, labor disputes, acts of sabotage, riots, accidents, delays of carriers, subcontractors or suppliers, voluntary or mandatory compliance with any government act, downtime of the internet, regulation or request, shortage of labor, materials or manufacturing facilities. In the event a delay remains for more than thirty (30) calendar days, the non-delaying Party may terminate this Agreement.

10	NOTICES

10.1	All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to Philips:

Invivo Corporation

3545 SW 47th Avenue

Gainesville, FL 32608

Attention: General Manager

and

Philips Healthcare, Legal Department

595 Miner Road

Cleveland, OH 44143

Fax: (440) 483-2452

Attention: Amy S. Gilchrist, Esq.

with copies to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Fax: (617) 542-2241

Attention: Dean G. Zioze, Esq.

If to iCAD:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Chief Financial Officer

with copies to (which shall not constitute notice):

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174-0208

Fax: (212) 885-5001

Attention: Michael S. Mullman, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted. Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed facsimile number (if a facsimile number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.

11	GENERAL PROVISIONS

11.1	Authority. Each Party represents and warrants that it is a legal business entity duly organized and validly existing in good standing under the laws of the jurisdiction of its formation, and that it has full power and authority to enter into and perform this Agreement. Each Party further represents and warrants that the person signing this Agreement on its behalf has been properly authorized and empowered to do so.

11.1.1	No Assignment. Neither Party may assign, delegate or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder, without the prior written consent of the other Party and any attempt to do so will be null and void ab initio; provided, however, that a Party may assign or transfer this Agreement or its rights, interests or obligations under this Agreement without the other Party’s consent (a) to an Affiliate or (b) to a purchaser of all or substantially all of the business or assets of such Party relating to this Agreement, whether by merger or otherwise, so long as such Party provides written notice to the other Party of such assignment or transfer within thirty (30) days following such assignment or transfer. Any assignment or transfer of this Agreement is subject to the conditions on use set forth in Provision 2 of this Agreement and Section 5.7 of the Asset Purchase Agreement. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties, their successors and permitted assigns.

11.2	Independent Contractors. The relationship of Philips and iCAD created by this Agreement is that of independent contractors, and nothing herein contained is intended or shall be construed in any manner whatsoever to give either Party to create or assume any obligation on behalf of the other Party for any purpose, or constitute the Parties as partners, joint venturers, principal and agent, employer and employee, or otherwise as participants in a joint undertaking.

11.3	Excluded Provider. Each Party represents and warrants that it, and, to the best of its knowledge, its employees and subcontractors are not an Excluded Provider. For purposes of this Agreement, “Excluded Provider” means a legal entity which is debarred, excluded, suspended, or otherwise ineligible to participate in a U.S. federal healthcare program, or convicted of any U.S. health care related crime. Each Party will promptly notify the other Party in writing if it becomes aware that any of its employees or subcontractors has become an Excluded Provider, and thereupon either Party may terminate this Agreement upon written notice citing the fact that the other Party or its subcontractors or employees has become an Excluded Provider.

11.4	Publicity. Neither Party will, without the prior written consent of the other Party, (a) make any news release, public announcement, relating to this Agreement or its subject matter, nor (b) in any manner advertise or publish the fact that they have entered into this Agreement.

11.5	Compliance with Laws. The Licensed Acquired Software and the Retained Software shall be provided in compliance with all applicable laws.

11.6	Governing Law and Dispute Resolution

11.6.1 This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware.

11.6.2 All actions arising out of or relating to this Agreement shall be heard and determined in any state or federal Court sitting in the State of Delaware. Each of the Parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state Courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action arising out of or relating to this Agreement and each of the Parties to this Agreement irrevocably agrees that all claims in respect of such action may be heard and determined exclusively in any Delaware state or federal Court sitting in the State of Delaware. Each of the Parties to this Agreement agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.6.3 The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.7	Entire Agreement; Amendments. This Software Cross-License Agreement is entered into as a material part of the Asset Purchase Agreement, is an Exhibit thereto, and together, with the Asset Purchase Agreement, constitute the entire understanding and agreement by and between the Parties with respect to the transactions contemplated by this Agreement, and supersede any previous understandings or agreements between the Parties, whether written or oral, regarding the transactions contemplated by this Agreement. This Agreement may not be modified except by a written instrument in writing signed by an authorized representative of each of the Parties.

11.8	Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any entity or person other than the Parties hereto and their respective successors and permitted assigns.

11.9	Counterparts; Construction. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation.”

NOW THEREFORE, the Parties hereto have executed, or caused this Software Cross-License Agreement to be executed by their duly authorized representatives, as of the date first written above.

KONINKLIJKE PHILIPS N.V.

By:
Name:	Brian Hinman
Title:	Chief Intellectual Property Officer

ICAD, INC.

By:
Name:
Title:

Exhibit C-1

Form of Consulting Agreement

(attached)

Exhibit omitted.

Exhibit C-2

Form of Consulting Agreement

(attached)

Exhibit omitted.